IN THE UNITED STATES DISTRICT COURT DISTRICT OF NORTH DAKOTA
WESTERN DIVISION

UNITED STATES OF AMERICA, and the STATE OF        )
NORTH DAKOTA, NORTH DAKOTA DEPARTMENT        )
OF ENVIRONMENTAL QUALITY and NORTH            )
DAKOTA GAME AND FISH DEPARTMENT,     )
) Civil Action No.
Plaintiffs,                        )
)
v.      )
)
SUMMIT MIDSTREAM PARTNERS, LLC and     )
MEADOWLARK MIDSTREAM COMPANY, LLC,     )
)
Defendants      )

CONSENT DECREE

TABLE OF CONTENTS

I.INTRODUCTION    1
II.JURISDICTION AND VENUE    3
III.APPLICABILITY    4
IV.DEFINITIONS    5
V.STATEMENT OF PURPOSE    11
VI.CIVIL PENALTY    12
VII.CERTIFICATION    17
VIII.NATURAL RESOURCE DAMAGES    17
IX.GENERAL COMPLIANCE REQUIREMENTS    19
X.SPECIFIC COMPLIANCE REQUIREMENTS.    21
A.Pipeline Installation, Operation, and Testing    21
B.Control Room and Computational Pipeline Monitoring System    25
C.Line Visibility and Inspection    26
D.Spill Response Planning and Countermeasures    28
E.Environmental Management System    30
F.Data Management    32
G.Training    33
H.Requirements for Third-Party Inspectors and Third-Party Auditors    34
XI.REMEDIATION MEASURES    37
XII.REPORTING REQUIREMENTS    39
XIII.STIPULATED PENALTIES    43
XIV.FORCE MAJEURE    47
XV.DISPUTE RESOLUTION    49
XVI.INFORMATION COLLECTION AND RETENTION; ACCESS TO PROPERTIES    52
XVII.EFFECT OF SETTLEMENT    54
XVIII.RESERVATION OF RIGHTS BY THE PLAINTIFFS    56

XIX.COVENANTS BY DEFENDANTS.    57
XX.COSTS    58
XXI.NOTICES AND SUBMISSIONS.    58
XXII.RETENTION OF JURISDICTION    61
XXIII.MODIFICATION    61
XXIV.TERMINATION    61
XXV.PUBLIC PARTICIPATION    63
XXVI.SIGNATORIES/SERVICE    63
XXVII.INTEGRATION    64
XXVIII.APPENDICES    64
XXIX.26 U.S.C. SECTION 162(F)(2)(A)(II) IDENTIFICATION    64
XXX.FINAL JUDGMENT    65

I.INTRODUCTION

A.Concurrent with the lodging of this Consent Decree, Plaintiffs, the United States of America, on behalf of the United States Environmental Protection Agency (“EPA”) and the United States Department of the Interior (“DOI”), and the State of North Dakota (the “State”), on behalf of the North Dakota Department of Environmental Quality (“NDDEQ”) and the North Dakota Game and Fish Department (“NDGF”), have filed a complaint against Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC the (“Complaint Defendants”) relating to the discharge of produced water, including crude oil, reported on January 7, 2015, approximately 1.2 miles northeast of Marmon, North Dakota, into Blacktail Creek from a ruptured pipeline owned and operated by the Complaint Defendants (the “Blacktail Creek Discharge”).
B.The Complaint includes claims against the Complaint Defendants for injunctive relief under the Clean Water Act (“CWA”) Section 309(b), 33 U.S.C. § 1319(b), and N.D.C.C.
§ 61-28-08(5); and civil penalties under CWA Section 311(b), 33 U.S.C. § 1321(b), and

N.D.C.C. § 61-28-08(4), for violations of: CWA Section 301(a), 33 U.S.C. § 1311(a); CWA Section 311(b)(3), 33 U.S.C. § 1321(b)(3); N.D.C.C. § 61-28-06 and N.D. Admin. Code §§ 33- 16-02.1-08, 33-16-02.1-09, and 33-16-02.1-11(2); N.D. Admin. Code § 33-16-02.1-11(4).
C.The Complaint also includes claims against Complaint Defendants under CWA Section 311(f)(4), 33 U.S.C. § 1321(f)(4), and N.D.C.C. § 61-28-04(24), for damages for injury to, destruction of, or loss of natural resources, and costs of natural resource damage assessment and restoration actions that Plaintiffs have incurred or will incur at or in connection with the Blacktail Creek Discharge.
D.DOI, through the United States Fish and Wildlife Service, has been delegated authority to act as Federal Trustee for natural resources impacted by the Blacktail Creek Discharge pursuant to the National Contingency Plan, 40 C.F.R. Part 300. The Governor of the State of North Dakota has designated NDDEQ and NDGF to serve as State Trustees pursuant to 40 C.F.R. § 300.605. The Trustees’ responsibilities include the assessment and recovery of damages for injuries to natural resources from the Blacktail Creek Discharge and use of the recovered damages to restore, replace, rehabilitate, or acquire the equivalent of the injured natural resources and associated natural resource services.
E.Investigations conducted by the Trustees have identified elevated levels of pollutants in surface water downstream of the ruptured pipeline for approximately 4.5 miles of Blacktail Creek and 28 miles of the Little Muddy River downstream of its confluence with Blacktail Creek. The Trustees have determined that the Blacktail Creek Discharge and related remediation efforts have impacted natural resources, including but not limited to aquatic, riparian, and upland habitat.
F.The United States and the State have worked closely together in developing the measures included in this Consent Decree, which are designed to remedy the harm caused by the spill and prevent future violations of the Clean Water Act.
G.On June 19, 2015, the North Dakota Industrial Commission (“NDIC”) brought an administrative action against the Complaint Defendants relating to the Blacktail Creek Discharge. Concurrently with this Consent Decree, NDIC and the Complaint Defendants will enter into a separate Consent Agreement that resolves NDIC’s administrative action. The Consent Agreement incorporates all terms of this Consent Decree. In addition, requirements in Section X.A, Paragraph 35 (Existing Pipelines), and Section XII, Paragraph 72.a(3) (Annual Reports) will remain in effect as part of the Consent Agreement after this Consent Decree is terminated.

H.Summit Operating Services Company, LLC is included as a defendant to this Consent Decree because it supplies all employees necessary for implementation of injunctive relief measures at Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC’s facilities, and is responsible for managing operation of those facilities. Summit Midstream Partners, LLC; Meadowlark Midstream Company, LLC; and Summit Operating Services Company, LLC are collectively referred to as “Defendants” in this Consent Decree.
I.The United States and the State have reviewed Financial Information provided by Defendants and have determined that Defendants have limitations on their ability to pay a civil penalty.
J.Defendants do not admit any liability to the United States or the State arising out of the transactions or occurrences alleged in the Complaint.
K.The Parties recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith and will avoid litigation among the Parties and that this Consent Decree is fair, reasonable, and in the public interest.
NOW, THEREFORE, with the consent of the Parties, IT IS HEREBY ADJUDGED, ORDERED, AND DECREED as follows:
II.JURISDICTION AND VENUE

1.This Court has jurisdiction over the subject matter of this action pursuant to

28 U.S.C. §§ 1331, 1345, and 1355, and Sections 309(b), 311(b)(7)(E), and 311(n) of the Clean Water Act, 33 U.S.C. §§ 1319(b), 1321(b)(7)(E), 1321(n). This Court has supplemental jurisdiction over the State law claims asserted by the State of North Dakota pursuant to 28
U.S.C. § 1367. This Court has jurisdiction over Summit Operating Services Company, LLC’s obligations in this Consent Decree pursuant to the All Writs Act, 28 U.S.C. § 1651, and Fed. R. Civ. P. 19(a).
2.Venue lies in this District pursuant to Sections 309(b) and 311(b)(7)(E) of the CWA, 33 U.S.C. §§ 1319(b) and 1321(b)(7)(E), and 28 U.S.C. §§ 1391 and 1395, because it is the judicial district in which Defendants are doing business and in which the claims alleged in the Complaint occurred. For purposes of this Decree, or any action to enforce this Decree, Defendants consent to the Court’s jurisdiction over this Decree and any such action and over Defendants, and consent to venue in this judicial district.
3.For purposes of this Consent Decree, Defendants agree that the Complaint states claims upon which relief may be granted pursuant to Sections 309(b), 311(b), and 311(f)(4) of the CWA, 33 U.S.C. §§ 1319(b), 1321(b), 1321(f)(4); and N.D.C.C. §§ 61-28-06, 61-28-08(5), 61-28-08(4), 61-28-04(24).
III.APPLICABILITY

4.The obligations of this Consent Decree apply to and are binding upon the United States and the State, and upon Defendants and any successors, assigns, or other entities or persons otherwise bound by law.
5.No transfer of ownership or operation of any Pipeline Facility, whether in compliance with the procedures of this Paragraph or otherwise, shall relieve Defendants of their obligation to ensure that the terms of the Decree are implemented. At least 30 Days prior to such transfer, Defendants shall provide a copy of this Consent Decree to the proposed transferee and shall simultaneously provide written notice of the prospective transfer, together with a copy of the proposed written agreement, to the United States and the State. Any attempt to transfer ownership or operation of a Pipeline Facility without complying with this Paragraph constitutes a violation of this Decree.

6.Defendants shall provide a copy of this Consent Decree to all officers, employees, and agents whose duties might reasonably include compliance with any provision of this Decree, as well as to any contractor retained to perform work required under this Consent Decree, prior to commencement of any relevant duties or work. Defendants shall condition any such contract upon performance of the work in conformity with the terms of this Consent Decree.
7.In any action to enforce this Consent Decree, Defendants shall not raise as a defense the failure by any of its officers, directors, employees, agents, or contractors to take any actions necessary to comply with the provisions of this Consent Decree.
IV.DEFINITIONS

8.Terms used in this Consent Decree that are defined in the CWA or in regulations promulgated pursuant to the CWA shall have the meanings assigned to them in the CWA or such regulations, unless otherwise provided in this Decree. Whenever the terms set forth below are used in this Consent Decree, the following definitions apply:
a.“Audit Findings” means a written summary of all instances of noncompliance and all areas of concern identified during the course of an audit.
b.“Blacktail Creek Discharge” means the discharge of produced water, including crude oil, from a ruptured pipeline approximately 1.2 miles northeast of Marmon, North Dakota, into Blacktail Creek, reported on January 7, 2015.
c.“Complaint” means the complaint filed by the United States and the State in this action.

d.“Computational Pipeline Monitoring System” or “CPM System” means a pipeline leak detection system using software-based algorithmic tools, including supervisory control and data acquisition (“SCADA”), and real-time pipeline monitoring data.

e.“Consent Decree” or “Decree” means this Decree and all appendices attached hereto (listed in Section XXVIII).
f.“Control Room” means any operations center where Pipeline Facilities are remotely monitored, operated, and controlled by personnel using a SCADA system, including the operations center currently located in Houston, Texas.
g.“CPM System and Control Room Auditor” means the third-party auditor approved pursuant to Section X.H and contracted by Defendants to perform the duties set forth in Paragraph 38.
h.“Day” means a calendar day unless expressly stated to be a business day.

In computing any period of time for a deadline under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal or State holiday, the period runs until the close of business of the next business day.
i.“Defendants” means Summit Midstream Partners, LLC; Meadowlark Midstream Company, LLC; and Summit Operating Services Company, LLC.
j.“DOI” means the United States Department of Interior and any of its successor departments or agencies.
k.“Effective Date” means the date upon which this Consent Decree is entered by the Court or a motion to enter the Consent Decree is granted, whichever occurs first, as recorded on the Court’s docket.
l.“Environmental Management System” or “EMS” means a management system governing the organizational structure, planning activities, responsibilities, practices, processes, and resources for developing, implementing, achieving, reviewing, and maintaining environmental compliance.

m.“EMS Auditor” means the third-party auditor approved pursuant to Section X.H and contracted by Defendants to perform the duties set forth in Paragraph 53.
n.“EMS Consultant” means the third-party consultant approved pursuant to Section X.H and contracted by Defendants to perform the duties set forth in Paragraphs 51 and 52.
o.“EMS Criteria” means the required EMS elements set forth in Paragraph

50.

p.“EPA” means the United States Environmental Protection Agency and any of its successor departments or agencies.
q.“Existing Pipelines” means Pipelines owned or operated by Defendants as of the Effective Date, as depicted on Appendix A.
r.“Financial Information” means the documents provided by Defendants in response to the information requests identified at Appendix D.
s.“Hydrostatic Test” or “Hydrostatic Testing” means a Pressure Test conducted with water.
t.“Initial EMS Review and Evaluation” means an evaluation of Defendants’ existing environmental management practices pursuant to the requirements of Paragraph 51.
u.“Interest” means interest at the annual rate of 3.25%.

v.“Lead Agency” means the following:

(1)For oversight of Section VI (Civil Penalty) and Section X (Specific Compliance Requirements), EPA and NDDEQ.
(2)For oversight of Section VIII (Natural Resource Damages), the

Trustees.

(3)For oversight of Section XI (Remediation Measures), NDDEQ.

(4)For all other matters, the United States and the State.

w.“Leak Detection Investigation Report” means the report meeting the requirements of Paragraph 47, which documents the results of an investigation into any failure of the CPM System and/or visual inspections to identify a Reportable Discharge.
x.“Management of Change Procedure” means a formal written procedure to manage changes to technology, equipment, or processes in order to control safety, health, and environmental risks.
y.“Maximum Operating Pressure” or “MOP” means a maximum of 80% of the test pressure which was performed on the Pipeline prior to being placed into service, unless a new MOP is set in compliance with Paragraphs 35.b-35.c. The current MOP for each Existing Pipeline is:

Existing Pipeline	Current MOP
Marmon Pipeline	550 psi
Manger Pipeline	550 psi
Bibler Pipeline	550 psi
Oppegaard Pipeline	550 psi
Thomas Pipeline	550 psi
Wood Pipeline	550 psi
Sirtola Pipeline	550 psi

z.“Natural Resource” or “Natural Resources” means land, fish, wildlife, biota, air, water, ground water, drinking water supplies, and other such resources belonging to,

managed by, held in trust by, appertaining to, or otherwise controlled by the United States and/or the State.
aa.    “Natural Resource Damages” means any damages recoverable by the United States or the State pursuant to Sections 107(a)(4)(C) and 107(f) of the Comprehensive Environmental Response, Liability, and Compensation Act (“CERCLA”), 42 U.S.C.
§§ 9607(a)(4)(C) and 9607(f); Section 311(f)(4) of the CWA, 33 U.S.C. § 1321(f)(4); Section 1002(b)(2)(A) of the Oil Pollution Act, 33 U.S.C. § 2702(b)(2)(A); and N.D.C.C. § 61-28- 04(24), for injury to, destruction of, loss of, loss of use of, or impairment of natural resources as a result of the Blacktail Creek Discharge. Natural Resource Damages include, but are not limited to: (i) the costs of assessing injury to, destruction of, loss of, loss of use of, or impairment arising from or relating to the Blacktail Creek Discharge; (ii) the costs of restoration, rehabilitation, or replacement of injured or lost natural resources or of acquisition of equivalent resources; (iii) the costs of planning such restoration activities; and (iv) compensation for injury, destruction, loss, loss of use, or impairment of natural resources.
bb.    “NDDEQ” means the North Dakota Department of Environmental Quality and any of its successor departments or agencies. NDDEQ is the successor agency of the North Dakota Department of Health’s Environmental Health Section (“NDDH-EHS”). NDDH-EHS’s interest in the causes of action that are the subject of the Complaint was assigned to NDDEQ under 2017 N.D. Sess. Laws ch. 199, § 1.
cc.    “NDGF” means the North Dakota Game and Fish Department and any of its successor departments or agencies.
dd.    “NDIC” means the North Dakota Industrial Commission and any of its associated departments or agencies.

ee.    “NRDAR Fund” means the DOI Natural Resource Damage Assessment and Restoration Fund.
ff.    “OQ Qualified” means having received up-to-date training to recognize and react to abnormal operating conditions pursuant to API Covered Task 15.1.
gg.    “Paragraph” means a portion of this Decree identified by an Arabic numeral.

hh.    “Parties” means the United States, the State, and Defendants.

ii.    “Plaintiffs” means the United States and the State.

jj.    “Pipelines” means all produced water pipelines owned and/or operated by Defendants in North Dakota at any time during the Consent Decree term.
kk.    “Pipeline Facility” or “Pipeline Facilities” means all produced water pipeline systems in North Dakota owned and/or operated by Defendants at any time during the Consent Decree term, including Pipelines, LACT units, pumps, and associated equipment.
ll.    “Pressure Test” means a proof test in which the pipe is pressurized to evaluate its integrity, conducted in accordance with applicable API, ASME, or ASTM guidelines and the Pipeline manufacturer recommendations. In the event of a conflict between any guideline and the applicable Pipeline manufacturer’s recommendations for pressure testing, testing shall conform to the more stringent requirement.
mm.    “Reportable Discharge” means any spill or discharge from a Pipeline Facility which is required to be reported under either N.D.A.C. § 33.1-16-02.1-11 or 33 U.S.C. § 1321(b)(5).
nn.    “Response and Action Plan” means the plan developed and implemented by Defendants under Paragraph 67 to correct any Audit Findings.

oo.    “Section” means a portion of this Decree identified by a Roman numeral. pp.    “Site” means the Blacktail Creek Remediation Site in Marmon, North
Dakota, as generally depicted on the map attached as Appendix C.

qq.    “Spill Response Plan” means a plan to minimize the incidence, frequency, duration, and environmental impact of Reportable Discharges from a Pipeline Facility, meeting the requirements of Paragraph 43.
rr.    “State” means the State of North Dakota, acting on behalf of NDDEQ and

NDGF.

ss.    “Third-Party Auditor” means any independent third party approved pursuant to Section X.H to serve as EMS Consultant, EMS Auditor, or CPM System and Control Room Auditor.
tt.    “Third-Party Inspector” means any third-party inspector meeting the requirements of Section X.H and contracted by Defendants to perform the duties set forth in Paragraph 32 or 34.
uu.    “Trustees” means DOI, NDDEQ, and NDGF.

vv.    “United States” means the United States of America, acting on behalf of

EPA and DOI.

ww.    “USDOJ” means the United States Department of Justice.

V.STATEMENT OF PURPOSE

9.In entering into this Decree, the objectives of the Parties are to: (a) provide for payment of an appropriate civil penalty relating to the Blacktail Creek Discharge; (b) prevent Reportable Discharges and otherwise ensure compliance with the Clean Water Act and N.D.C.C. ch. 61-28; (c) provide for the remediation of environmental contamination resulting from the

Blacktail Creek Discharge; (d) ensure the restoration, replacement, or acquisition of the equivalent of the natural resources allegedly injured, destroyed, or lost as a result of the Blacktail Creek Discharge; (e) reimburse Natural Resource Damages assessment costs incurred by the Trustees; (f) resolve Defendants’ liability as provided herein; and (g) avoid potentially costly and time-consuming litigation.
VI.CIVIL PENALTY

10.Defendants shall pay a total civil penalty in the principal amount of $20 million, with Interest. The civil penalty shall be divided as follows: $10,000,000 to the United States,
$7,525,712 to NDDEQ, and $2,474,288 to NDIC.

11.Defendants shall pay the principal penalty amount in the following installments:

Deadline	Payment to the United States	Payment to the State
30 Days after Effective Date	$1,000,000	$833,333
1 Year After Effective Date	$1,000,000	$833,333
2 Years After Effective Date	$2,000,000	$1,666,667
3 Years After Effective Date	$2,000,000	$1,666,667
4 Years After Effective Date	$2,000,000	$1,666,667
5 Years After Effective Date	$2,000,000	$1,666,667
6 Years After Effective Date	--	$1,666,667

Each installment payment shall also include an additional sum for Interest accrued on the unpaid portion of the principal amount compounded on an annual basis from the Effective Date until the date of the payment. The first installment payment, if timely paid, shall include no Interest.
12.The amount due to the State under Paragraph 11 shall be divided equally between NDDEQ and NDIC until the entire $2,474,288 due to NDIC has been paid, with Interest.
13.If Defendants fail to make any payment required by Paragraph 11 by the required due date, all remaining installment payments and all accrued Interest shall become due immediately upon such failure. If the first payment is not timely made, Interest shall accrue from the Effective Date. Interest shall continue to accrue on any unpaid amounts until the total amount due has been received. Interest required by this Paragraph shall be in addition to any stipulated penalties owed pursuant to Paragraph 82.
14.The Financial Litigation Unit (“FLU”) of the U.S. Attorney’s Office for the District of North Dakota shall send a calculation of the Interest due for each payment to Defendants. Defendants may pay any installment payment prior to the due date but must contact the FLU in advance for a determination regarding the amount of Interest to be included with the payment. In the event any installment payment includes an overpayment, the amount of the overpayment shall be applied to the remaining principal.
15.State Supplemental Environmental Projects. In lieu of paying up to a maximum of

$3,762,856 of the penalty due to NDDEQ, Defendants may complete a Supplemental Environmental Project(s) (“SEP”) in accordance with the provisions of this Paragraph.
a.Within 120 days of the Effective Date, Defendants shall submit to NDDEQ a SEP proposal that describes the SEP(s), implementation, and costs. The SEP proposal must conform to NDDEQ’s SEP Policy. NDDEQ will review the SEP proposal, provide comments as necessary and preliminarily approve or disapprove the SEP proposal. In approving the SEP Plan,

NDDEQ will determine how the amount paid for the SEP(s) will be credited against the payments owed in Paragraph 11.
b.Within 120 days of NDDEQ’s preliminary approval of a SEP proposal, Defendants shall submit a detailed SEP Plan that includes a budget, scheduled milestones, contractors, and a description of the intended public health or environmental benefits. If the SEP involves making a payment to a third party, Defendants shall submit documentation showing that the third party has the ability to properly complete the SEP, and NDDEQ may require written agreements or confirmations from the third party.
c.NDDEQ will review the SEP Plan and provide comments. Defendants shall adjust the SEP Plan in accordance with NDDEQ’s comments and resubmit the updated SEP Plan to NDDEQ within 30 Days of receipt of NDDEQ’s comments. Upon NDDEQ’s approval of the SEP Plan, Defendants shall begin implementation of the SEP by the deadline provided in the NDDEQ-approved SEP Plan.
d.If, within one year of the Effective Date, the Parties are unable to agree on SEP(s) for all or part of the $3,762,856, Defendants must pay the $3,762,856 minus the amount of any NDDEQ-approved SEP(s). Any payment due under this Paragraph shall be paid subject to the provisions applicable to the civil penalty in this Section, except that it shall be added on a pro rata basis to the portion of the remaining installments due to NDDEQ under Paragraph 11.
e.Submissions under this Paragraph are not subject to Paragraph 26.

f.Defendants shall not propose any SEP(s) that are otherwise required by any federal, state or local law or regulation; nor may Defendants propose any SEP(s) required by any other agreement, grant or injunctive relief. Defendants shall certify compliance with this Paragraph at the time of proposing any SEP.

g.Failure to complete a SEP according to a SEP Plan shall be deemed a violation of this Decree and Defendants shall become liable for stipulated penalties as set forth in Section XIII (Stipulated Penalties).
16.United States Payment Instructions.

a.Defendants shall make payment to the United States by FedWire Electronic Funds Transfer (“EFT”) in accordance with instructions provided by the FLU after the Effective Date. The payment instructions provided by the FLU will include a Consolidated Debt Collection System (“CDCS”) number, which Defendants shall use to identify all payments required to be made in accordance with this Consent Decree. The FLU will provide the payment instructions to:
Matt Sicinski
Vice President, Chief Accounting Officer 910 Louisiana Street, Suite 4200
Houston, Texas 77002
(832) 413-4777
matt.sicinski@summitmidstream.com

on behalf of Defendants. Defendants may change the individual to receive payment instructions on its behalf by providing written notice of such change to USDOJ and EPA in accordance with Section XXI (Notices and Submissions).
b.The payment to the United States pursuant to this Section is to be deposited in the Oil Spill Liability Trust Fund.
c.The payment shall reference the Civil Action docket number assigned to this case and DOJ Number 90-5-2-1-11253, and shall specify that the payment is made for CWA civil penalties to be deposited into the Oil Spill Liability Trust Fund pursuant to 33 U.S.C.
§ 1321(s), § 4303 of Pub. L. no. 101-380, and 26 U.S.C. § 9509(b)(8). Any funds received after 11:00 a.m. Eastern Standard Time shall be credited on the next business day.

d.Defendants shall simultaneously provide notice of payment in writing, together with a copy of any transmittal documentation to the EPA and USDOJ, in accordance with Section XXI of this Consent Decree (Notices and Submissions), and to EPA by email to
acctsreceivable.CINWD@epa.gov and to EPA and the Coast Guard at the following addresses:

EPA Cincinnati Finance Office 26 Martin Luther King Drive Cincinnati, Ohio 45268

National Pollution Funds Center United States Coast Guard Stop 7605 2703 Martin Luther King Jr. Ave., SE Washington, D.C. 20593-7605

Such notice shall state that the payment is for the civil penalty owed pursuant to the Consent Decree in United States, et al. v. Summit Midstream Partners, LLC, et al. and shall reference the civil action number, CDCS Number, and DOJ case number 90-5-2-1-11253.
17.Payment to the State. Defendants shall make payment to the State by certified checks or cashier’s checks as follows:

a.Defendants shall make payments to NDDEQ by certified check or cashier’s check made payable to the “North Dakota Department of Environmental Quality” sent to the attention of L. David Glatt, Director, North Dakota Department of Environmental Quality, 918 E. Divide Ave., Bismarck, ND 58501-1947. To receive proper credit, the check must reference United States, et al. v. Summit Midstream Partners, LLC, et al.
b.Defendants shall make payments to NDIC by certified check or cashier’s check made payable to “North Dakota Industrial Commission, Oil and Gas Division”, attn. Lynn Helms, Director, 1016 East Calgary Ave, Bismarck, ND 58503-5512. Receipt of this payment shall satisfy the penalty for the claims resolved in the Consent Agreement entered between Defendants and the North Dakota Industrial Commission in Case No. 24179.

18.Defendants shall not deduct any penalties or SEP amount paid under this Decree pursuant to this Section or Section XIII (Stipulated Penalties) in calculating its federal or state or local income tax.

VII.CERTIFICATION

19.Defendants certify, to the best of their knowledge and belief, after thorough inquiry, that:
a.they have fully complied with the requests for information identified at

Appendix D;

b.the Financial Information submitted to the United States and the State fairly, accurately, and materially sets forth Defendants’ financial circumstances;
c.Defendants’ financial circumstances have not materially changed between the time the Financial Information was submitted to the United States and the State and the date that Defendants signed this Consent Decree; and
d.Defendants do not have any insurance policies that may cover any payment of a civil or administrative penalty relating to this matter.
VIII.NATURAL RESOURCE DAMAGES

20.Payment for the United States’ Past Assessment and Restoration Planning Costs.

Within 30 Days after the Effective Date, Defendants shall pay a total of $198,000 to the United States for past assessment and restoration planning costs.
21.Payment for the State’s Past Assessment and Restoration Planning Costs. Within

30 Days after the Effective Date, Defendants shall pay a total of $52,000 to NDGF for past assessment and restoration planning costs.
22.Payment for Natural Resource Restoration Projects. Within 30 Days after the

Effective Date, Defendants shall pay a total of $1,000,000 to the United States for joint use by the Trustees. The total amount paid under this Paragraph shall be deposited into a distinct account within the NRDAR Fund for use as set forth in Paragraph 23.

23.Trustees’ Management and Application of Funds. All funds deposited in the segregated NRDAR Fund account under Paragraph 22 shall be used to pay for the costs and administration of projects that restore, rehabilitate, replace, or acquire the equivalent of natural resources pursuant to the Restoration Plan and any amendments thereto. Decisions regarding any use or expenditure of funds under this Paragraph shall be made by agreement of the Trustees, acting through the Trustee Council. Defendants shall not be entitled to dispute, in any forum or proceeding, any decision relating to use of funds or restoration efforts.
24.Payment Instructions.

a.Payments to NDGF pursuant to Paragraph 21 shall be made as follows: Defendants shall make payment in a certified check or cashier’s check made payable to the “North Dakota Game and Fish Department” sent to the attention of Kim Kary, Administrative Services Division Chief, North Dakota Game and Fish Department, 100 N. Bismarck Expressway, Bismarck, ND 58501-5095. To receive proper credit, the check must reference United States, et al. v. Summit Midstream Partners, LLC, et al.
b.Payment to the United States pursuant to Paragraphs 20 and 22 shall be made in the manner set forth in Paragraph 16.a. At the time of payment, Defendants shall send notice that payment has been made to: (i) U.S. Department of the Interior, NRDAR Program, Attn: Fund Restoration Manager, 1849 C Street NW, Mailstop 4449, Washington, DC 20240, and (ii) the United States Department of Justice, in accordance with Section XXI of this Consent Decree (Notices and Submissions). Such notice shall state that the payment is for assessment costs and/or restoration costs owed pursuant to the Consent Decree in United States, et al. v. Summit Midstream Partners, LLC, et al. and shall reference the civil action number, CDCS Number, and DOJ case number 90-5-2-1-11253.

25.Interest. In the event any payment required by Paragraphs 20, 21, or 22 is not made when due, Defendants shall pay Interest on the unpaid balance commencing on the payment due date and accruing through the date of full payment. Payments of Interest made under this Paragraph shall be in addition to such other remedies or sanctions available to Plaintiffs by virtue of Defendants’ failure to make timely payments under this Section, including payment of stipulated penalties pursuant to Section XIII (Stipulated Penalties).
IX.GENERAL COMPLIANCE REQUIREMENTS

26.Approval of Submissions.

a.Defendants shall submit any plan, report, or other item that they are required to submit for approval under this Consent Decree to the Lead Agencies, as applicable.
b.The applicable Lead Agencies shall in writing either:

(1)approve the submission;

(2)approve the submission upon specified conditions;

(3)approve part of the submission and disapprove the remainder; or

(4)disapprove the submission.

c.If the submission is approved pursuant to Paragraph 26.b(1), Defendants shall take all actions required by the plan, report, or other document, in accordance with the schedules and requirements of the plan, report, or other document, as approved. If the submission is conditionally approved or approved only in part pursuant to Paragraph 26.b(2) or 26.b(3), Defendants shall, upon written direction from the applicable Lead Agencies, take all actions required by the approved plan, report, or other item that the applicable Lead Agencies determine are technically severable from any disapproved portions, subject to Defendants’ right to dispute only the specified conditions or the disapproved portions, under Section XV (Dispute

Resolution).

d.If the submission is disapproved in whole or in part pursuant to Paragraph 26.b(3) or 26.b(4), Defendants shall, within 45 Days or such other time as the Parties agree to in writing, correct all deficiencies and resubmit the plan, report, or other item, or disapproved portion thereof, for approval, in accordance with the preceding Paragraphs. If the resubmission is approved in whole or in part, Defendants shall proceed in accordance with the preceding Subparagraph. Any stipulated penalties applicable to the original submission, as provided in Section XIII (Stipulated Penalties), shall accrue during the 45-Day period or other specified period, but shall not be payable unless the resubmission is untimely or is disapproved in whole or in part; provided that, if the original submission was so deficient as to constitute a material breach of Defendants’ obligations under this Decree, the stipulated penalties applicable to the original submission shall be due and payable notwithstanding any subsequent resubmission.
e.If a resubmitted plan, report, or other item, or portion thereof, is disapproved in whole or in part, the applicable Lead Agencies may again require Defendants to correct any deficiencies, in accordance with the preceding Paragraphs, subject to Defendants’ right to invoke Dispute Resolution and the right of the United States and the State to seek stipulated penalties.
27.Permits. Where any compliance obligation under this Section requires Defendants to obtain a federal, state, or local permit or approval, Defendants shall submit timely and complete applications and take all other actions necessary to obtain all such permits or approvals. Defendants may seek relief under the provisions of Section XIV (Force Majeure) for any delay in the performance of any such obligation resulting from a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation, if Defendants have submitted timely and complete applications and have taken all other actions necessary to obtain all such permits or approvals.
28.Compliance with Applicable Law. All activities undertaken by Defendants pursuant to this Decree shall be performed in accordance with the requirements of all applicable federal, state, and local laws and regulations.
29.This Decree is not, and shall not be construed to be, a permit issued pursuant to any federal, state, or local law or regulation.
30.All references in this Consent Decree to ASME and API guidelines and recommended practices shall be interpreted to mean the most recent version of the guideline or recommended practice in effect at the time of implementation of the relevant Consent Decree requirement, unless otherwise indicated.
X.SPECIFIC COMPLIANCE REQUIREMENTS

A.Pipeline Installation, Operation, and Testing

31.Defendants shall comply with N.D.A.C. § 43-02-03-29.1 and all applicable Pipeline manufacturer’s prescribed installation, operation, and maintenance practices at their Pipeline Facilities.
32.Defendants may not commence operation of any Pipeline installed after the Effective Date until obtaining written certification from a Third-Party Inspector that (a) the Pipeline has been inspected and meets the requirements of Paragraph 33, and (b) the Pipeline has been pressure tested and demonstrated integrity pursuant to the requirements of Paragraph 34.
33.Inspection of New Pipelines. All Pipelines installed after the Effective Date must be inspected by a Third-Party Inspector to ensure the Pipeline is installed as prescribed by the manufacturer’s specifications and in accordance with applicable regulations.

34.Pressure Testing of Pipelines.

a.For Pipelines (i) installed; (ii) repaired; (iii) replaced; (iv) relocated; or (v) altered so that the composition, size, design temperature, or design pressure changes after the Effective Date, Defendants shall complete Pressure Testing prior to commencing operation of that Pipeline or Pipeline segment.
b.All testing shall be witnessed by a Third-Party Inspector.

c.At least ten business days prior to testing, Defendants shall notify EPA, NDDEQ, and NDIC to allow their representatives to witness the testing process and results. Should subsequent events require the test to be rescheduled, Defendants shall notify EPA, NDDEQ, and NDIC of any such schedule changes as soon as they occur, but no later than one business day in advance of the rescheduled test.
d.Defendants shall submit a written report of testing results to EPA, NDDEQ, and NDIC within 60 Days of the Pressure Test, which shall include the following information:
	(1)	The name of the Pipeline gathering system and any other
separately named portions thereof;
	(2)	The date of the test;
	(3)	The duration of the test;
	(4)	The length of Pipeline which was tested;
	(5)	The maximum and minimum test pressure and the corresponding
elevation at those pressures;
	(6)	The starting and ending pressure;
	(7)	A copy of the chart recorder results, including time/pressure logs;

(8)A GIS layer utilizing North American datum 83 geographic coordinate system and in an Environmental Systems Research Institute shape file format showing the location of the centerline of the portion of the Pipeline that was tested; and
(9)A Third-Party Inspector certification that the Pipeline has been pressure tested and demonstrated integrity; or identification of any leaks, ruptures, or other integrity issues, as applicable.
e.In the event of a leak, rupture, or other integrity issue identified during a

Pressure Test:

(1)Defendants shall immediately take all actions necessary to prevent any discharge from reaching or spreading to any body of water.
(2)Within 30 Days of the Pressure Test, Defendants shall submit to EPA, NDDEQ, and NDIC a report that includes a discussion of the failure mechanism based upon investigation of the section of Pipeline involved, a description of corrective action measures taken or planned, and a timeline for completion of corrective action measures.
(3)Operation of the Pipeline may not commence until Defendants have implemented all corrective action measures under Paragraph 34.e(2), as applicable, and have thereafter submitted to EPA, NDDEQ, and NDIC a certificate from the Third-Party Inspector verifying that the Pipeline has been pressure tested and demonstrated integrity.

35.Existing Pipelines.

a.Except as otherwise provided in Paragraphs 35.b-35.c, Defendants shall not exceed Maximum Operating Pressure at their Existing Pipelines. Defendants shall implement the following measures to ensure that MOP is not exceeded:
(1)For all pumps associated with Existing Pipelines, set and maintain pump shutdown level at MOP;
(2)Maintain relief valves on all Existing Pipelines;

(3)Ensure that any changes to the method of controlling or limiting pressure on the system are subject to a Management of Change Procedure, including an engineering evaluation and approval from the Director of Asset Integrity and Compliance; and
(4)Provide annual reporting of pressure data in accordance with Paragraph 72.a(3).
b.Defendants shall not increase MOP and/or relief valve set points for an Existing Pipeline unless they first implement the following measures:
(1)Provide 30 Days’ advance notice to EPA, NDDEQ, and NDIC of the proposed MOP;
(2)Conduct Hydrostatic Testing to at least 125% of the proposed MOP, for at least 4 continuous hours, and an additional 4 hours at a pressure of at least 110% of the proposed MOP if the piping is not visible. Defendants shall follow the testing, notification, and reporting procedures set forth in Paragraphs 34.b-34.d; and
(3)In the event of a leak, rupture, or other integrity issue identified during the hydrostatic pressure test, comply with the requirements of Paragraph 34.e.
c.Upon compliance with Paragraph 35.b, the proposed MOP shall become the MOP for the applicable Existing Pipeline for purposes of Paragraph 35.a.
B.Control Room and Computational Pipeline Monitoring System

36.Control Room. Defendants shall implement and manage a Control Room that conforms with API Recommended Practice 1168 (Pipeline Control Room Management) (2008 edition), and shall ensure that the Control Room is staffed sufficiently to: (a) effectively manage operator fatigue, including a maximum 65 hours of service per operator within a sliding 7-day period, and with shifts not greater than 14 hours, and (b) timely respond to alarms from a CPM System that is fully compliant with API Recommended Practice 1130. Alarm response procedures shall be consistent with best practices identified in API Recommended Practice 1167 (Pipeline SCADA Alarm Management) (2007 edition) and shall include remote shutdown of the affected Pipeline Facility if Control Room staff are unable to identify the cause of the alarm within one hour.
37.CPM System. Defendants shall maintain continuous and uninterrupted operation of a CPM System for all Pipelines throughout the term of this Decree, except in circumstances where a communication issue causes an interruption, in which case the affected LACT unit shall be shut down until communication is restored and the interruption is resolved. The CPM System and its operation shall conform with API Recommended Practice 1130 (Computational Pipeline Monitoring for Liquids), taking into account the procedures identified in API Technical Report 1149 (Pipeline Variable Uncertainties and Their Effects on Leak Detectability). The CPM System shall be designed in accordance with industry standards to preserve data relating to the source of the alarm, the time and date at which it began, and the time when the alarm was cleared. All data maintained by the CPM System shall be available to EPA, NDDEQ, and NDIC upon request.
38.Control Room and CPM System Audit. Within 30 Days of approval of the CPM

System and Control Room Auditor(s) pursuant to Paragraph 64, the CPM System and Control Room Auditor(s) shall conduct a one-time audit of the Control Room, CPM System, and relevant operational procedures for: (a) compliance with the requirements of Paragraphs 36 and 37, (b) appropriateness of alarm thresholds, (c) appropriateness of prescribed alarm response times, including the time frame for remote shutdown identified in Paragraph 36, (d) effectiveness of fatigue management, and (e) adequacy of resources to timely respond to CPM System alarms.
Defendants may employ multiple auditors to meet the requirements of this Paragraph, subject to the requirements of Section X.H (Requirements for Third-Party Inspectors and Third-Party Auditors).
C.Line Visibility and Inspection

39.Line visibility. Defendants shall mark all produced water Pipelines according to the requirements otherwise applicable to crude oil lines under 49 C.F.R. § 195.410, but using messages and color schemes appropriate for produced water pipelines. Cultivated fields need only be marked as the Pipeline enters or leaves the field. Defendants shall conduct regular maintenance of any rights of way of Pipelines to ensure surface is visible during inspection.
40.Inspections. Defendants shall conduct visual inspections of the ground surface and water bodies above and adjacent to all Pipelines to look for any indication that the integrity of the buried components or equipment is compromised, as follows:
a.Defendants shall conduct aerial inspections by helicopter of all Pipelines no fewer than 26 times each calendar year. There shall be no more than 21 Days between each inspection. Pilots conducting such aerial inspections shall be OQ Qualified.

b.Defendants must conduct on-the-ground inspections of all Pipelines no fewer than four times per calendar year, with no less than two months between each inspection. Where the Consent Decree term encompasses a partial calendar year (i.e., the year the Consent Decree becomes effective and the year the Consent Decree is terminated), Defendants shall conduct an on-the-ground inspection at least once every three months, with no less than two months between each inspection, and no less than one inspection per partial year. On-the-ground inspections shall be conducted by OQ Qualified employees, using commercial GPS handheld devices to verify location, date, time, and duration of inspection.
c.Defendants shall maintain written documentation of each inspection, including location, date, time, and duration of each inspection, and photographs of any identified irregularities.
d.If the inspection reveals any Reportable Discharges, Defendants shall immediately shut down the affected portion of Pipeline and provide notification to Defendants’ management, the National Response Center, EPA, NDDEQ, and NDIC.
e.Defendants shall implement timely corrective measures to address all irregularities identified during an inspection.
41.Within 30 Days of the Effective Date, Defendants shall submit for approval by EPA and NDDEQ protocols for aerial and on-the-ground inspections, including identification of line location, maximum distance of inspector from pipeline, conditions to observe, and procedures for reporting and responding to Reportable Discharges and other irregularities.
42.Within 30 Days of the Effective Date, Defendants shall submit for approval by EPA and NDDEQ an internal program to audit the effectiveness of aerial and on-the-ground inspections.

D.Spill Response Planning and Countermeasures

43.Within 9 months after the Effective Date, Defendants shall submit to EPA and NDDEQ Spill Response Plans for all Pipeline Facilities to minimize the incidence, frequency, duration, and environmental impact of Reportable Discharges, along with electronic GIS layers of the maps included in the Spill Response Plans. The Spill Response Plans shall include maps identifying the locations of the Pipeline Facilities, environmentally sensitive areas, and Pipeline control and monitoring points such as valves, pumps, meters, tanks, and disposal well locations.
44.Within twelve months of the Effective Date and once per calendar year thereafter, Defendants shall conduct a tabletop response exercise in North Dakota. Within three years of the Effective Date and every three years thereafter, Defendants shall conduct a full-scale response exercise in North Dakota. The first full-scale response exercise, and every other full-scale exercise thereafter, shall be unannounced to the personnel responsible for implementing the Spill Response Plans and shall be initiated by Defendants. Each full-scale exercise shall test tactical deployment of personnel and equipment for containment/recovery and techniques for responding to overland flow and impacted banks and vegetation. At least 30 Days prior to each full-scale response exercise, Defendants shall notify EPA and NDDEQ to allow their representatives to witness the response exercise.
45.Defendants shall conduct community outreach sessions once a year in western North Dakota. Defendants shall invite local city, county, and tribal officials, emergency responders, and other members of the public that may be impacted by Reportable Discharges from Defendants’ Pipelines to participate in a workshop focused on how to respond in the event of a Reportable Discharge, where to obtain Reportable Discharge information, and how to report Reportable Discharges to regulators.

46.In the event of a Reportable Discharge, Defendants shall:

a.Immediately implement Spill Response Plans and take all other actions necessary to minimize and prevent the spread of the Reportable Discharge, including the immediate shutdown of the affected Pipeline Facility and dispatch of trained personnel to the location of the Reportable Discharge;
b.Prior to restarting the affected Pipeline Facility:

(1)conduct a root cause analysis, including an evaluation of the cause(s) of the Reportable Discharge, recommendations to prevent a similar Reportable Discharge from recurring, and a schedule to implement the recommendations;
(2)implement all recommendations from the root cause analysis, in accordance with the schedule therein; and
(3)conduct third-party integrity testing in compliance with Paragraph 34 and N.D.A.C. § 43-02-03-29.1(13), (14).
47.In the event that a Reportable Discharge is not first identified by the CPM System or Defendants’ visual inspections, Defendants shall conduct an investigation into why the CPM System and/or visual inspections failed to identify the Reportable Discharge, and what improvements to the CPM System and visual inspection procedures should be made to address identified failures. The results of the investigation shall be documented in a Leak Detection Investigation Report, which shall include a schedule for implementation of identified improvements to the CPM System and visual inspection procedures. Defendants shall implement the improvements identified in the Leak Detection Investigation Report according to the schedule therein.

48.The spill response and countermeasures requirements of this Section X.D are in addition to, and not in lieu of, any similar requirements in applicable federal and state statutes and regulations, including those specified in CWA Section 311(j), 42 U.S.C. § 1321(j), and 40
C.F.R. Part 112.

E.Environmental Management System

49.Defendants have developed a company-wide EMS. Defendants shall audit, implement, and maintain the company-wide EMS in accordance with the requirements of this Consent Decree.
50.EMS Criteria. The EMS must: (a) outline a plan for achieving and maintaining compliance with the CWA, N.D.C.C. ch. 61-28, N.D.A.C. § 43-02-03-29.1, and other applicable environmental regulations; (b) include procedures for inspections, spill prevention, spill reporting, waste handling and disposal, permit issuance, spill sampling, external inspections, contingency planning for directional drilling (if applicable), and implementation of Consent Decree requirements; and (c) include the elements set forth in Appendix B.
51.Initial EMS Review and Evaluation. Within 90 Days of EPA and NDDEQ’s

approval of the EMS Consultant pursuant to Paragraph 64, the EMS Consultant shall review and evaluate Defendants’ current EMS to identify where systems or subsystems have not been adequately developed or implemented, or need to be enhanced, or new management systems or subsystems need to be developed to adequately address the requirements in this Consent Decree and the EMS Criteria.
52.EMS Implementation. Within 6 months of the Initial EMS Review and

Evaluation, Defendants shall implement the EMS Consultant’s recommendations, including any recommended revisions to the EMS Manual, and submit the revised EMS Manual to EPA and NDDEQ for review. The EMS Manual shall describe or contain, as appropriate, overarching policies, procedures, and programs that compose the Pipeline Facility-wide EMS framework, and respective management systems, subsystems, and tasks for the EMS Criteria. The EMS Manual shall also contain an implementation schedule for each of the described systems and subsystems not already fully implemented.
a.Upon completion of the EMS Manual, Defendants shall commence implementation of the EMS in accordance with the schedule contained in the EMS Manual.
b.Defendants may revise and/or update the EMS Manual for the Pipeline Facilities. Material revisions or updates to the EMS Manual made by Defendants shall be submitted to EPA and NDDEQ for review.
c.EPA and NDDEQ may require that Defendants obtain certification from the EMS Consultant that the EMS Manual or any material revisions or updates thereto are consistent with the requirements of this Paragraph.
53.EMS Audit. Within 12 months after implementation of the EMS Consultant’s recommendations pursuant to Paragraph 52, the EMS Auditor shall perform an audit of Defendants’ EMS. The EMS Audit shall evaluate the adequacy of EMS implementation relative to the EMS Manual and the EMS Criteria, and identify areas of concern, from top management down, throughout each major organizational unit with responsibilities under the EMS Manual. The EMS Audit shall be conducted in accordance with ISO 19011, and shall determine the following:
a.Whether there is a defined system, subsystem, program, or planned task for the respective EMS element.
b.To what extent the system, subsystem, program, or task has been implemented, and is being maintained.

c.The adequacy of each operation’s internal self-assessment procedures for programs and tasks composing the EMS.
d.The adequacy of pollution prevention and environmental training, including current practices and procedures to track training and the availability of and access to training resources.
e.The adequacy of reference materials related to each environmental procedure required by this Consent Decree or the EMS.
f.The adequacy of reporting methods to report environmental concerns to Defendants’ management and to appropriate state and federal authorities.
g.Whether Defendants are effectively communicating environmental requirements, including the requirements of the Consent Decree, to affected parts of the organization, or those working on behalf of the organization.
h.Whether further improvements should be made to the EMS to better conform to the audit criteria.
i.Whether there are observed deviations from Defendants’ written requirements or procedures.
j.Whether continual improvement is occurring.

54.EPA and NDDEQ may participate in the EMS Audit as observers. Defendants shall notify EPA and NDDEQ at least 14 Days before the commencement of the on-site portion of the EMS Audit.
F.Data Management

55.Defendants shall create and maintain a centralized electronic database to track information relevant to: (a) training of employees and contractors, and (b) Pipeline Facility condition and operation, in order to assist in identifying potential risks of failures and to schedule and track inspection, audit, maintenance, repair, and replacement requirements.

56.The database shall include for each Pipeline Facility:

a.Description of Pipeline Facility, including manufacturer and material;

b.Manufacturer’s prescribed installation, operation, and maintenance guidelines;

c.Dates of installation, start of operation, and any period the Pipeline Facility is taken out of operation;
d.Pipeline Facility repairs and replacement;

e.Visual inspection results;

f.Pressure Test results;

g.Relevant Audit Findings;

h.Reportable Discharges, including root cause analysis; and

i.Where corrective measures are identified in any Response and Action Plan or otherwise identified as a result of inspections, tests, audits, or root cause analyses, information on the planned measures, responsible employees, suggested time frame, and completion date.
57.Defendants shall provide access to the database to EPA, NDDEQ, and NDIC upon request. In addition, Defendants shall produce any requested information from the database to EPA, NDDEQ, and NDIC within ten Days of the request.
G.Training

58.Defendants shall conduct annual training of employees and contractors with responsibilities under this Consent Decree and/or the EMS Manual on: visual inspection, Control Room operation, leak detection, EMS, Spill Response Plans, Consent Decree requirements, and spill response and notification procedures.
59.Training must be documented electronically in the centralized electronic database maintained pursuant to Paragraph 55, with documentation available to EPA, NDDEQ, and NDIC upon request.
H.Requirements for Third-Party Inspectors and Third-Party Auditors

60.Defendants shall pay all costs of and cooperate fully with Third-Party Inspectors and Third-Party Auditors and provide Third-Party Inspectors and Third-Party Auditors access to all records, Pipeline Facilities, and personnel pertinent to their inspection, testing, and auditing requirements.
61.Entities serving as Third-Party Inspectors or Third-Party Auditors shall function independently of Defendants and shall exercise independent judgment to ensure that the objectives of the inspection, testing, or audit are met. Third-Party Inspectors and Third-Party Auditors shall not receive or request approval of any form from any employee, agent, or contractor of Defendants regarding the development, clearance, or evaluation of any document, report, or communication of any kind, whether draft or final, required by this Consent Decree.
62.Third-Party Inspectors and Third-Party Auditors may not participate in the implementation of any actions they recommend, or have: (a) any financial stake in the outcome of the inspection, testing, or audit conducted under the terms of this Decree, (b) ownership interest in Defendants or in any Pipeline Facility, or (c) any ongoing contractual or financial relationship with Defendants or any entity related to Defendants unless expressly disclosed to and approved by EPA, NDDEQ, and NDIC. Defendants shall notify EPA, NDDEQ, and NDIC if any contractual relationships or proposed contractual relationships between Defendants or any entity related to Defendants and the Third-Party Inspectors or Third-Party Auditors arise during the term of the Consent Decree.
63.Qualifications. The Third-Party Inspectors and Third-Party Auditors must have adequate staff to perform the relevant requirements. The knowledge, skills, and abilities of the

Third-Party Inspectors, Third-Party Auditors, and their staff must align with the criteria of the required inspections and audits. In addition, the following criteria shall apply:
a.Third-Party Inspectors. All Third-Party Inspectors must be qualified to evaluate the phase of construction or testing that is taking place and be knowledgeable on the manufacturer and industry standard requirements for the pipe being installed and tested. A list of all Third-Party Inspectors and a description of each inspector’s qualifications, certifications, experience, and specific training must be provided to EPA, NDDEQ, and NDIC upon request.
b.EMS Consultant and EMS Auditor. The EMS Consultant and EMS Auditor shall each meet the EMS auditor qualification requirements in ISO 14001; have experience in developing and implementing an EMS; have working process knowledge of produced water gathering systems; and have expertise and competence in the applicable regulatory programs under federal and state environmental laws. The EMS Consultant and the EMS Auditor must not have been involved in developing or implementing Defendants’ EMS prior to entry of this Consent Decree. The EMS Auditor must not have served as the EMS Consultant under this Consent Decree.
c.CPM System and Control Room Auditor(s). The CPM System and Control Room Auditor(s) shall have: (i) experience in performing audits for pipeline systems, and (ii) experience in developing and implementing computational pipeline monitoring systems and Control Room procedures, or, if multiple auditors are selected to meet the requirements of Paragraph 38, experience in developing and implementing that aspect of the computational pipeline monitoring system or Control Room procedure for which they are performing the audit. The CPM System and Control Room Auditor(s) must not have been involved in developing or implementing the Control Room or the CPM System, or any associated procedures prior to entry of the Consent Decree.

64.Selection of Third-Party Auditors. Within 30 Days of the Effective Date,

Defendants shall submit to EPA and NDDEQ for approval a list of at least three qualified candidates each for EMS Consultant, EMS Auditor, and CPM System and Control Room Auditor. If Defendants choose to conduct multiple audits to comply with Paragraph 38 (Control Room and CPM System Audit), the list must include three qualified candidates for each proposed audit. The list shall include: (i) name, affiliation, and address of the proposed Third- Party Auditors, (ii) information demonstrating how each proposed Third-Party Auditor satisfies the applicable requirements in Paragraphs 61, 62 and 63, and (iii) any current or previous work, contractual, or financial relationships with Defendants or any entity related to Defendants. In the event that none of the candidates for a position are found acceptable, or if the work of a Third- Party Auditor is unsatisfactory at any time, EPA and NDDEQ may request that Defendants provide additional candidates. EPA and NDDEQ reserve the right to reject any proposed Third- Party Auditor.
65.Audit Reports. Within 30 Days of each audit identified in Paragraphs 38 (CPM

System Audit), 51 (Initial EMS Review and Evaluation), and 53 (EMS Audit), the Third-Party Auditor shall provide an audit report in an electronically-searchable format to Defendants, EPA, NDDEQ, and NDIC. Each report shall include:
a.A summary of the audit process, including the date(s) the on-site portion of the audit was conducted, identification of the audit team members, and identification of the company representatives and regulatory personnel observing the audit;
b.A summary of the audit scope, including the time period covered by the audit;

c.A summary of observations, including any obstacles encountered during the audit;

d.Detailed Audit Findings, including the basis for each finding identified;

e.Identification of any Audit Findings addressed during the audit and recommendations for further corrective measures to address Audit Findings; and
f.Certification by the lead auditor that the audit was conducted in accordance with the provisions of this Decree.
66.In addition to the requirements of Paragraph 65, Third-Party Inspectors and Third-Party Auditors must immediately inform EPA, NDDEQ, and NDIC of any significant discrepancies identified during the inspections or audits.
67.Response and Action Plan. Within 60 Days of receipt of an audit report under

Paragraph 65, Defendants shall develop a Response and Action Plan responding to the Audit Findings, including the result of any root cause analysis, specific deliverables, responsibility assignments, and an implementation schedule of the identified actions and measures. Defendants shall implement the Response and Action Plan in accordance with the schedule identified therein.
XI.REMEDIATION MEASURES

68.Defendants shall perform remediation and monitoring of environmental impacts resulting from the Blacktail Creek Discharge as specified in this Section.
69.Remediation Work Plan. Defendants shall continue to implement the approved

2019 Remediation Work Plan. By December 31, 2021, Defendants shall submit an updated Remediation Work Plan to NDDEQ for review and approval.
a.The update must describe plans for the following activities:

(1)Groundwater remediation,

(2)Surface water remediation,

(3)Site reclamation and restoration,

(4)Monitoring, sampling, and analysis for groundwater, surface water, and soils.
b.All remediation work, including monitoring, sampling, and analysis, must be completed according to the Remediation Work Plan approved by NDDEQ.
70.Remediation Standard. The chloride concentration of groundwater and surface water at the Site should not exceed 250 mg/L. Defendants shall demonstrate compliance with this standard by showing monitoring results, obtained according to the Sampling and Analysis Plan, which is included in the Remediation Work Plan.
71.Certification of Remediation Completion. The remediation is complete when the

Remediation Work Plan has been fully implemented, the Remediation Standard has been achieved, and the Discharge site has been remediated to a condition that Defendants demonstrate to NDDEQ is supportive of existing and historical receptors and uses. Upon completion of the remediation, Defendants may submit a report requesting NDDEQ’s Certification of Remediation Completion. The report shall include all data, including monitoring, sampling, and analysis data, sufficient to show that the remediation is complete.
a.If NDDEQ concludes the remediation is not complete, NDDEQ shall notify Defendants. NDDEQ’s notice must include a description of any deficiencies. NDDEQ’s notice may include a schedule for addressing such deficiencies or may require Defendants to submit a schedule for NDDEQ’s approval. Defendants shall perform all activities described in the notice in accordance with the schedule.

b.If NDDEQ concludes, based on the initial or any subsequent report requesting Certification of Remediation Completion, that the remediation is complete, NDDEQ shall so certify to Defendants.
XII.REPORTING REQUIREMENTS

72.Defendants shall submit the following reports to Plaintiffs:

a.Annual Reports. Defendants shall submit an annual report by January 30th of each year to USDOJ, EPA, NDDEQ, and NDIC that shall include the following information as it pertains to the preceding calendar year:
(1)description of any repair or replacement activity on a Pipeline, including notifications and information required by N.D.A.C.
§ 43-02-03-29.1(14), once available;

(2)documentation of any new Pipeline construction, including notifications required by N.D.A.C. § 43-02-03-29.1(3) and information required by N.D.A.C. § 43-02-03-29.1(8), once available;
(3)certification that Defendants did not exceed MOP at Existing Pipelines, and pressure data for Existing Pipelines for the prior year, recorded in one minute increments and provided in spreadsheet format. If MOP for an Existing Pipeline was exceeded during the reporting period, Defendants shall provide an identification of the amount and duration of exceedance, an explanation of the cause of the exceedance, a description of corrective actions taken or to be taken, and the date(s) for completion of the corrective actions;

(4)summary reports of CPM System data, including alarms or notifications that relate to Reportable Discharges and associated corrective action, and data discrepancies identified pursuant to N.D.A.C. § 43-02-03-29.1(10);
(5)information regarding any full-scale response exercise or other planned response exercise completed during the calendar year or scheduled for the next 12 months;
(6)revisions to Spill Response Plans, the EMS, or associated Standard Operating Procedures;
(7)identification of Control Room operators, their qualifications, and training (if changed from previous report); and
(8)after completion of the EMS Manual pursuant to Paragraph 52, certification of compliance with the EMS Manual, or, for any noncompliance, an explanation of the cause of the noncompliance and remedial steps taken or to be taken and a date for achieving compliance.
b.Quarterly Reports. Defendants shall submit quarterly reports at the end of the month following the end of each calendar-year quarter (i.e., by April 30, July 31, October 31, and January 31) to USDOJ, EPA, NDDEQ, and NDIC that shall include the following information as it pertains to the preceding calendar-year quarter:
(1)Third-Party Inspector certifications pursuant to Paragraph 32;

(2)Third-Party Inspector reports for any Pressure Testing conducted;

(3)documentation of visual inspections required under Paragraph 40.c, including photos of irregularities;
(4)summary of instances in which any corrective measure was not completed by the deadline assigned in the database under Paragraph 56.i, including reasons for delay and estimated completion date for the corrective measure;
(5)identification of any Reportable Discharges, including date, duration, content, volume spilled, whether the discharge reached a surface water, manner in which the spill was identified (e.g., line balancing, visual inspection, report from third party, etc.), response activities, root cause analysis, Leak Detection Investigation Report (as applicable), and steps taken to prevent similar incidents in future;
(6)documentation of remediation activities conducted during the last quarter, and a summary of activities for the following quarter;
(7)all environmental monitoring data collected in connection with remediation activities; and
(8)The status of implementation of any other Consent Decree requirements under Section X (Specific Compliance Requirements) and Section XI (Remediation Measures), and problems encountered or anticipated, together with implemented or proposed solutions.
73.The Lead Agencies for each report identified in Paragraph 72 may reduce the frequency of the applicable report as appropriate, upon notification to Defendants in writing.

74.Notification of Consent Decree Violation. If Defendants violate, or have reason to believe that they may violate, any requirement of this Consent Decree, Defendants shall notify Plaintiffs of such violation and its likely duration, in writing, within ten business days of the Day Defendants first become aware of the violation, with an explanation of the violation’s likely cause and of the remedial steps taken, or to be taken, to prevent or minimize such violation. If the cause of a violation cannot be fully explained at the time the written notice is due, Defendants shall so state in the written notice. Defendants shall investigate the cause of the violation and shall then submit an amendment to the written notice, including a full explanation of the cause of the violation, within 30 Days of the Day Defendants become aware of the cause of the violation. Nothing in this Paragraph or the following Paragraph relieves Defendants of their obligation to provide the notice required by Section XIV (Force Majeure).
75.Whenever any violation of this Consent Decree or any applicable permits or any other event affecting Defendants’ performance under this Decree, or the performance of the Pipeline Facilities, may pose an immediate threat to the public health or welfare or the environment, Defendants shall notify EPA, NDDEQ, and NDIC orally or by email as soon as possible, but no later than 24 hours after Defendants first knew of the violation or event. This procedure is in addition to the requirements set forth in Paragraph 74.
76.All written reports or submissions required of Defendants under this Consent Decree shall be signed by an official of the Defendants and include the following certification:
I certify under penalty of law that this document and all attachments were prepared under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted. Based on my inquiry of the person or persons who manage the system, or those persons directly responsible for gathering the information, the information submitted is, to the best of my knowledge and belief, true, accurate, and complete. I have no personal knowledge that the information submitted is other than true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

77.This certification requirement does not apply to emergency or similar notifications where compliance would be impractical.
78.Public Website. Defendants shall make the following information available on a public website, posted on a quarterly basis:

a.identification of any Reportable Discharge, including date, duration, content, volume spilled, and response activities;
b.summary description of any replacement of a line segment on a Pipeline, or any material repair following a Reportable Discharge; and
c.summary of environmental monitoring data collected in connection with remediation activities for the Reportable Discharge.
79.The reporting requirements of this Consent Decree do not relieve Defendants of any reporting obligations required by the CWA or implementing regulations, N.D.C.C. ch. 61-28 or implementing regulations, or any other federal, state, or local law, regulation, permit, or other requirement.
80.Any information provided pursuant to this Consent Decree may be used by the United States and the State in any proceeding to enforce the provisions of this Consent Decree and as otherwise permitted by law.
XIII.STIPULATED PENALTIES

81.Defendants shall be liable for stipulated penalties to the United States and the State for violations of this Consent Decree as specified below, unless excused under Section XIV (Force Majeure). A violation includes failing to perform any obligation required by the terms of this Decree, including any work plan or schedule approved under this Decree, according to all applicable requirements of this Decree and within the specified time schedules established by or approved under this Decree.
82.Late Payment. If Defendants fail to make any payment required under Paragraphs

10-13 (civil penalty and interest) and Section VIII (Natural Resource Damages) when due, Defendants shall pay a stipulated penalty of $7,500 per Day for each Day that the payment is late.
83.Noncompliance with Reporting Requirements. The following stipulated penalties shall accrue per violation per Day for each violation of the reporting requirements of Section XII:
Penalty Per Violation Per Day    Period of Noncompliance

$500.    1st through 14th day
$1,000    15th through 30th day
$2,000    31st day and beyond

84.Noncompliance with Consent Decree. The following stipulated penalties shall accrue per violation per Day for each violation of any requirement of this Consent Decree, other than payments under Paragraphs 10-13 (civil penalty and interest), Section VIII (Natural Resource Damages), and Section XII (Reporting Requirements):
Penalty Per Violation Per Day    Period of Noncompliance

$2,000    1st through 14th day
$3,500    15th through 30th day
$5,000    31st day and beyond

85.Stipulated penalties under this Section shall begin to accrue on the Day after performance is due or on the Day a violation occurs, whichever is applicable, and shall continue to accrue until performance is satisfactorily completed or until the violation ceases. Stipulated penalties shall accrue simultaneously for separate violations of this Consent Decree.

86.Defendants shall pay stipulated penalties to the United States and the State within 30 Days of a written demand by either Plaintiff. For violations of requirements in Section XI (Remediation Measurements), Defendants shall pay 100 percent of the total stipulated penalty amount due to the State. For all other violations, Defendants shall pay 50 percent of the total stipulated penalty amount due to the United States and 50 percent to the State. The Plaintiff making a demand for payment of a stipulated penalty shall simultaneously send a copy of the demand to the other Plaintiff.
87.Either Plaintiff may in the unreviewable exercise of its discretion, reduce or waive stipulated penalties otherwise due it under this Consent Decree.
88.Stipulated penalties shall continue to accrue as provided in Paragraph 85 during any Dispute Resolution, but need not be paid until the following:
a.If the dispute is resolved by agreement of the Parties or by a decision of the United States and the State that is not appealed to the Court, Defendants shall pay accrued penalties determined to be owing, together with Interest, to the United States and the State within 30 Days of the effective date of the agreement or the receipt of the United States’ and the State’s decision or order.
b.If the dispute is appealed to the Court and the United States or the State prevails in whole or in part, Defendants shall pay all accrued penalties determined by the Court to be owing, together with Interest, within 60 Days of receiving the Court’s decision or order, except as provided in subparagraph c, below.
c.If any Party appeals the District Court’s decision, Defendants shall pay all accrued penalties determined to be owing, together with Interest, within 15 Days of receiving the final appellate court decision.

89.Defendants shall pay stipulated penalties owing to the United States in the manner set forth in Paragraph 16.a. At the time of payment, Defendants shall send notice that payment has been made to EPA, DOI, and USDOJ, in accordance with Section XXI of this Consent Decree (Notices and Submissions). Such notice shall state that the payment is for stipulated penalties owed pursuant to the Consent Decree in United States, et al. v. Summit Midstream Partners, LLC, et al., shall state for which violation(s) the penalties are being paid, and shall reference the civil action number, CDCS Number, and DOJ case number 90-5-2-1-11253.
90.Defendants shall pay stipulated penalties owing to the State in the manner required by Paragraph 17.a, except that the check shall be accompanied by a transmittal letter stating that the payment is for stipulated penalties and shall state for which violation(s) the penalties are being paid.
91.If Defendants fail to pay stipulated penalties according to the terms of this Consent Decree, Defendants shall be liable for Interest on such penalties accruing as of the date payment became due. Nothing in this Paragraph shall be construed to limit the United States or the State from seeking any remedy otherwise provided by law for Defendants’ failure to pay any stipulated penalties.
92.The payment of penalties and Interest, if any, shall not alter in any way Defendants’ obligation to complete the performance of the requirements of this Consent Decree.
93.Non-Exclusivity of Remedy. Stipulated penalties are not Plaintiffs’ exclusive remedy for violations of this Consent Decree. Subject to the provisions of Section XVII (Effect of Settlement) and Section XVIII (Reservation of Rights by the Plaintiffs), each Plaintiff expressly reserves the right to seek any other relief it deems appropriate for Defendants’

violation of this Decree or applicable law, including but not limited to an action against Defendants for statutory penalties, additional injunctive relief, mitigation or offset measures, and/or contempt. However, the amount of any statutory penalty assessed for a violation of this Consent Decree shall be reduced by an amount equal to the amount of any stipulated penalty assessed and paid pursuant to this Consent Decree.
XIV.FORCE MAJEURE

94.“Force majeure,” for purposes of this Consent Decree, is defined as any event arising from causes beyond the control of Defendants, of any entity controlled by Defendants, or of Defendants’ contractors, that delays or prevents the performance of any obligation under this Consent Decree despite Defendants’ best efforts to fulfill the obligation. The requirement that Defendants exercise “best efforts to fulfill the obligation” includes using best efforts to anticipate any potential force majeure event and best efforts to address the effects of any potential force majeure event (a) as it is occurring and (b) following the potential force majeure, such that the delay and any adverse effects of the delay are minimized. “Force Majeure” does not include Defendants’ financial inability to perform any obligation under this Consent Decree or unanticipated or increased costs or expenses associated with the performance of Defendants’ obligations under this Consent Decree.
95.If any event occurs or has occurred that may delay the performance of any obligation under this Consent Decree, whether or not caused by a force majeure event, Defendants shall provide notice orally or by email to the applicable Lead Agencies, as soon as practicable, but in no event later than 72 hours of when Defendants first knew that the event might cause a delay. Within seven Days thereafter, Defendants shall provide in writing to the applicable Lead Agencies an explanation and description of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; Defendants’ rationale for attributing such delay to a force majeure event if they intend to assert such a claim; and a statement as to whether, in the opinion of Defendants, such event may cause or contribute to an endangerment to public health, welfare or the environment. Defendants shall include with any notice all available documentation supporting the claim that the delay was attributable to a force majeure. Failure to comply with the above requirements shall preclude Defendants from asserting any claim of force majeure for that event for the period of time of such failure to comply, and for any additional delay caused by such failure. Defendants shall be deemed to know of any circumstance of which any Defendant, any entity controlled by Defendants, or Defendants’ contractors knew or should have known.
96.If the applicable Lead Agencies agree that the delay or anticipated delay is attributable to a force majeure event, the time for performance of the obligations under this Consent Decree that are affected by the force majeure event will be extended by the Lead Agencies for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the force majeure event shall not, of itself, extend the time for performance of any other obligation. The Lead Agencies will notify Defendants in writing of the length of the extension, if any, for performance of the obligations affected by the force majeure event.
97.If the applicable Lead Agencies do not agree that the delay or anticipated delay has been or will be caused by a force majeure event, the Lead Agencies will notify Defendants in writing of their decision.
98.If Defendants elect to invoke the dispute resolution procedures set forth in

Section XV (Dispute Resolution), they shall do so no later than 15 Days after receipt of notice pursuant to Paragraph 97. In any such proceeding, Defendants shall have the burden of demonstrating by a preponderance of the evidence that the delay or anticipated delay has been or will be caused by a force majeure event, that the duration of the delay or the extension sought was or will be warranted under the circumstances, that best efforts were exercised to avoid and mitigate the effects of the delay, and that Defendants complied with the requirements of Paragraphs 94 and 95. If Defendants carry this burden, the delay at issue shall be deemed not to be a violation by Defendants of the affected obligation of this Consent Decree.
XV.DISPUTE RESOLUTION

99.Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree. Defendants’ failure to seek resolution of a dispute under this Section shall preclude Defendants from raising any such issue as a defense to an action by the United States or the State to enforce any obligation of Defendants arising under this Decree.
100.Informal Dispute Resolution. Any dispute subject to Dispute Resolution under this Consent Decree shall first be the subject of informal negotiations. The dispute shall be considered to have arisen when Defendants send DOJ, EPA, and the State a written Notice of Dispute. Such Notice of Dispute shall state clearly the matter in dispute and Defendants’ position. The period of informal negotiations shall not exceed 45 Days from the date the dispute arises, unless that period is modified by written agreement by all Parties. If the Parties cannot resolve a dispute by informal negotiations, then the position advanced by the United States and the State shall be considered binding unless, within 45 Days after the conclusion of the informal negotiation period, Defendants invoke formal dispute resolution procedures as set forth below.

101.Formal Dispute Resolution. Defendants shall invoke formal dispute resolution procedures, within the time period provided in the preceding Paragraph, by sending DOJ, EPA, and the State a written Statement of Position regarding the matter in dispute. The Statement of Position shall include, but need not be limited to, any factual data, analysis, or opinion supporting Defendants’ position and any supporting documentation relied upon by Defendants.
102.The United States and the State will send their Statement of Position within 60 Days of receipt of Defendants’ Statement of Position. The United States and the State’s Statement of Position shall include, but need not be limited to, any factual data, analysis, or opinion supporting that position and any supporting documentation relied upon by the United States and the State. The United States and the State’s Statement of Position is binding on Defendants, unless Defendants file a motion for judicial review of the dispute in accordance with the following Paragraph.
103.Defendants may seek judicial review of the dispute by filing with the Court and serving on the United States and the State, in accordance with Section XXI (Notices and Submissions), a motion requesting judicial resolution of the dispute. The motion must be filed within ten Days of receipt of the United States and the State’s Statement of Position pursuant to the preceding Paragraph. The motion shall contain a written statement of Defendants’ position on the matter in dispute, including any supporting factual data, analysis, opinion, or documentation, and shall set forth the relief requested and any schedule within which the dispute must be resolved for orderly implementation of the Consent Decree.
104.The United States and the State shall respond to Defendants’ motion within the time period allowed by the Local Rules of this Court. Defendants may file a reply memorandum,

to the extent permitted by the Local Rules.

105.Standard of Review

a.Disputes Concerning Matters Accorded Record Review. Except as

otherwise provided in this Consent Decree, in any dispute brought under Paragraph 101 pertaining to the adequacy or appropriateness of plans, procedures to implement plans, schedules or any other items requiring approval under this Consent Decree, the adequacy of the performance of work undertaken pursuant to this Consent Decree, and all other disputes that are accorded review on the administrative record under applicable principles of administrative law, Defendants shall have the burden of demonstrating, based on the administrative record, that the position of the United States and the State is arbitrary and capricious or otherwise not in accordance with law.
b.Other Disputes. Except as otherwise provided in this Consent Decree, in any other dispute brought under Paragraph 101, Defendants shall bear the burden of demonstrating that their position complies with this Consent Decree and better furthers the objectives of the Decree.
106.The invocation of dispute resolution procedures under this Section shall not, by itself, extend, postpone, or affect in any way any obligation of Defendants under this Consent Decree, unless and until final resolution of the dispute so provides. Stipulated penalties with respect to the disputed matter shall continue to accrue from the first Day of noncompliance, but payment shall be stayed pending resolution of the dispute as provided in Paragraph 88. If Defendants do not prevail on the disputed issue, stipulated penalties shall be assessed and paid as provided in Section XIII (Stipulated Penalties).

XVI.INFORMATION COLLECTION AND RETENTION; ACCESS TO PROPERTIES

107.The United States, the State, and their representatives, including attorneys, contractors, and consultants, shall have the right of entry at all reasonable times into any Pipeline Facility or Control Room covered by this Consent Decree, and to the extent that Defendants have such right of entry, any property subject to remediation requirements, in order to:
a.monitor the progress of activities required under this Consent Decree;

b.verify any data or information submitted to the United States or the State in accordance with the terms of this Consent Decree;
c.obtain samples and, upon request, splits of any samples taken by Defendants or their representatives, contractors, or consultants;
d.obtain documentary evidence, including photographs and similar data; and

e.assess Defendants’ compliance with this Consent Decree.

108.Upon request, Defendants shall provide EPA, DOI, and the State or their authorized representatives splits of any samples taken by Defendants. Upon request, EPA, DOI, and the State shall provide Defendants splits of any samples taken by EPA, DOI, or the State.
109.Until three years after the termination of this Consent Decree, Defendants shall retain, and shall instruct their contractors and agents to preserve, all non-identical copies of all documents, records, or other information (including documents, records, or other information in electronic form) in their or their contractors’ or agents’ possession or control, or that come into their or their contractors’ or agents’ possession or control, and that relate in any manner to Defendants’ performance of their obligations under this Consent Decree. This information- retention requirement shall apply regardless of any contrary corporate or institutional policies or procedures. At any time during this information-retention period, upon request by the United

States or the State, Defendants shall provide copies of any documents, records, or other information required to be maintained under this Paragraph.
110.At the conclusion of the information-retention period provided in Paragraph 109, Defendants shall notify the United States and the State at least 90 Days prior to the destruction of any documents, records, or other information subject to the requirements of the preceding Paragraph and, upon request by the United States or the State, Defendants shall deliver any such documents, records, or other information to the United States or the State. Defendants may assert that certain documents, records, or other information is privileged under the attorney-client privilege or any other privilege recognized by federal law. If Defendants assert such a privilege, they shall provide the following: (a) the title of the document, record, or information; (b) the date of the document, record, or information; (c) the name and title of each author of the document, record, or information; (d) the name and title of each addressee and recipient; (e) a description of the subject of the document, record, or information; and (f) the privilege asserted by Defendants. However, no documents, records, or other information created or generated pursuant to the requirements of this Consent Decree shall be withheld on grounds of privilege.
111.Defendants may also assert that information required to be provided under this Section is protected as Confidential Business Information (“CBI”) under 40 C.F.R. Part 2. As to any information that Defendants seek to protect as CBI, Defendants shall follow the procedures set forth in 40 C.F.R. Part 2.
112.This Consent Decree in no way limits or affects any right of entry and inspection, or any right to obtain information, held by the United States or the State pursuant to applicable federal or state laws, regulations, or permits, nor does it limit or affect any duty or obligation of Defendants to maintain documents, records, or other information imposed by applicable federal or state laws, regulations, or permits.

XVII.EFFECT OF SETTLEMENT

113.Except as specifically provided in Section XVIII (Reservation of Rights by the Plaintiffs), this Consent Decree resolves the civil claims of the United States and the State against the Defendants for injunctive relief under CWA Section 309(b), 33 U.S.C. § 1319(b), and
N.D.C.C. § 61-28-08(5) and civil penalties under CWA Section 311(b), 33 U.S.C. § 1321(b), and

N.D.C.C. § 61-28-08(4), for the violations alleged in the Complaint filed in this action through the date of lodging. The resolution of claims set forth in this Paragraph is conditioned upon the veracity and completeness of the Financial Information provided by Defendants and the Certification made by Defendants in Section VII (Certification).
114.Except as specifically provided in Section XVIII (Reservation of Rights by the Plaintiffs), this Consent Decree resolves the State’s claims for remediation of the known environmental impacts resulting from the Blacktail Creek Discharge. Nothing in this Consent Decree shall preclude the State from seeking, including bringing a new action, Defendants’ investigation, remediation, and monitoring of conditions relating to the Blacktail Creek Discharge that were not known by the State at the time of the lodging of this Decree. For purposes of this Paragraph, conditions known to the State as of the lodging of this Decree shall include only the conditions set forth in the NDDEQ’s files as of the date of the lodging of this Decree.
115.Except as specifically provided in Section XVIII (Reservation of Rights by the Plaintiffs), the United States and the State covenant not to sue or take administrative action against Defendants for Natural Resource Damages resulting from the Blacktail Creek Discharge known as of the date of the lodging of this Consent Decree. This covenant not to sue shall take effect upon the complete payment of funds required by Section VIII (Natural Resource Damages). This covenant not to sue extends only to Defendants and does not extend to any other person.
116.In any subsequent administrative or judicial proceeding initiated by the United States or the State for injunctive relief, civil penalties, or other appropriate relief relating to the Pipeline Facilities or Defendants’ violations, Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States or the State in the subsequent proceeding were or should have been brought in the instant case, except with respect to claims that have been specifically resolved pursuant to Paragraphs 113, 114, and 115.
117.This Consent Decree is not a permit, or a modification of any permit, under federal, state, or local laws or regulations. Defendants are responsible for achieving and maintaining complete compliance with all applicable federal, state, and local laws, regulations, and permits; and Defendants’ compliance with this Consent Decree shall be no defense to any action commenced pursuant to any such laws, regulations, or permits, except as set forth herein. The United States and the State do not, by their consent to the entry of this Consent Decree, warrant or aver in any manner that Defendants’ compliance with any aspect of this Consent Decree will result in compliance with provisions of the CWA, 33 U.S.C. §§ 1311(a), 1321(b), 1321(f)(4), N.D.C.C. ch. 61-28, N.D.C.C. ch. 38-08, N.D.A.C. ch. 43-02-03, and N.D.A.C.
ch. 43-02-05, et seq., or with any other provisions of federal, state, or local laws, regulations, or permits.
118.This Consent Decree does not limit or affect the rights of Defendants or of the

United States or the State against any third parties not party to this Consent Decree, nor does it limit the rights of third parties, not party to this Consent Decree, against Defendants, except as otherwise provided by law.
119.This Consent Decree shall not be construed to create rights in, or grant any cause of action to, any third party not party to this Consent Decree.
XVIII.RESERVATION OF RIGHTS BY THE PLAINTIFFS

120.General Reservations. The United States and the State reserve, and this Decree is without prejudice to, all rights against Defendants with respect to all matters not expressly included within Paragraphs 113, 114, and 115, including, but not limited to:
a.all legal and equitable remedies available to enforce the provisions of this Consent Decree;
b.all legal and equitable remedies available to address any imminent and substantial endangerment to the public health or welfare or the environment arising at, or posed by, the Pipeline Facilities, whether related to the violations addressed in this Consent Decree or otherwise;
c.liability for recovery of costs, injunctive relief, or penalties under federal or state laws, regulations, or permit conditions not expressly included within Paragraphs 113, 114, and 115;
d.liability for damages for injury to, destruction of, or loss of natural resources and for the costs of any natural resource damage assessments resulting from releases or threatened releases of hazardous substances that are not the result of the Blacktail Creek Discharge; and
e.criminal liability.

121.Special Reservations Regarding Natural Resource Damages. Notwithstanding any

other provision of this Decree, the United States and the State each reserve the right to institute proceedings against Defendants in this action or in a new action seeking recovery of Natural Resource Damages if conditions are discovered or information is received, not known to the Trustees at the time of lodging of this Decree, that indicates that there is injury to, destruction of, or loss of natural resources of a type unknown, or of a magnitude greater than was known, by the Trustees as of the date of lodging of this Decree. For purposes of this Paragraph, information and conditions known to the Trustees relating to the Site as of the date of lodging of this Decree shall include only the information and conditions set forth in the DOI and State files for the Site as of the date of lodging of this Decree.
XIX.COVENANTS BY DEFENDANTS

122.Defendants covenant not to sue and agree not to assert any claims or causes of action against the United States or the State, or their contractors or employees, with respect to Natural Resource Damages or this Consent Decree, including but not limited to:
a.any direct or indirect claim for reimbursement relating to Natural Resource Damages or the Blacktail Creek Discharge from either the Oil Spill Liability Trust Fund, as defined in Section 1001(11) of OPA, 33 U.S.C. § 2701(11), or from the Hazardous Substance Superfund based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C.
§§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

b.any claim against the United States or the State pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. §§ 9607 and 9613, relating to Natural Resource Damages; and
c.any claim against the United States or the State pursuant to Section 311 of the CWA, 33 U.S.C. § 1321.

123.Except as provided in Paragraph 116, these covenants not to sue shall not apply in the event that the United States or the State brings a cause of action or issues an order pursuant to the reservations set forth in Section XVIII (Reservation of Rights by the Plaintiffs), other than in Paragraph 120.a (claims for failure to meet a requirement of the Consent Decree) or Paragraph
120.e (criminal liability), but only to the extent that Defendants’ claims arise from the same response action, response costs, or damages that the United States or the State is seeking pursuant to the applicable reservation.
124.Nothing in this Consent Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. § 300.700(d).
XX.COSTS

125.The Parties shall bear their own costs of this action, including attorneys’ fees, except that the United States and the State shall be entitled to collect the costs (including attorneys’ fees) incurred in any action necessary to collect any portion of the civil penalty or any stipulated penalties due but not paid by Defendants.
XXI.NOTICES AND SUBMISSIONS

126.Unless otherwise specified in this Decree, whenever notifications, submissions, or communications are required by this Consent Decree, they shall be made in writing and addressed as follows:
a.EPA

By email:    Llamozas.Emilio@epa.gov

By mail:    Emilio Llamozas
NPDES and Wetlands Enforcement Section (8ENF-W-NW)
1595 Wynkoop Street

Denver, Colorado 80202

b.DOI

By email:    jessica_n_johnson@fws.gov

By mail:    Jessica Johnson
Environmental Contaminants Specialist
U.S. Fish and Wildlife Service 3425 Miriam Avenue Bismarck, ND 58501

c.USDOJ

By email:    eescdcopy.enrd@usdoj.gov
Re: DJ # 90-5-2-1-11253

By mail:    EES Case Management Unit
Environment and Natural Resources Division
U.S. Department of Justice
P.O. Box 7611
Washington, D.C. 20044-7611 Re: DJ # 90-5-2-1-11253

d.NDDEQ

By email:    krockema@nd.gov

By mail:    Karl Rockeman
Director, Division of Water Quality Department of Environmental Quality 918 E Divide Ave
Bismarck, ND 58501

e.NDGF

By email:    glink@nd.gov

By mail:    Greg Link Division Chief
Conservation and Communications
North Dakota Game and Fish Department 100 N. Bismarck Expressway
Bismarck, ND 58501-5095

f.NDIC

By email:    lhelms@nd.gov

By mail:    Lynn D. Helms Director
NDIC-DMR-OGD
600 East Boulevard Ave., Dept 405
Bismarck, ND 58505-0840

g.United States. Notice to the United States shall be provided to EPA, DOI,

and USDOJ.

h.Trustees. Notice to the Trustees shall be provided to DOI, NDDEQ, and

NDGF.

i.State. Notice to the State shall be provided to NDDEQ and NDGF.

j.Defendants

By email:    james.johnston@summitmidstream.com

By mail:    James Johnston
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200
Houston, Texas 77002

127.Any Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.
128.Notices submitted pursuant to this Section shall be deemed submitted upon mailing or transmission by email, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.
129.With the exception of submissions provided to EPA, all submissions to Plaintiffs under this Consent Decree shall be made electronically. Defendants shall provide hard copies and originals of any such materials upon request. Submissions to EPA shall be made both electronically and in hard copy.

130.Any supporting documents used in the preparation of submissions to Plaintiffs must be maintained electronically and made available upon request.
XXII.RETENTION OF JURISDICTION

131.The Court shall retain jurisdiction over this case until termination of this Consent Decree for the purpose of resolving disputes arising under this Decree or entering orders modifying this Decree, pursuant to Section XV (Dispute Resolution) or Section XXIII (Modification), or effectuating or enforcing compliance with the terms of this Decree.
XXIII.MODIFICATION

132.The terms of this Consent Decree, including any attached appendices, may be modified only by a subsequent written agreement signed by all the Parties. Where the modification constitutes a material change to this Decree, it shall be effective only upon approval by the Court.
133.Any disputes concerning modification of this Decree shall be resolved pursuant to Section XV (Dispute Resolution), provided, however, that, instead of the burden of proof provided by Paragraph 105, the Party seeking the modification bears the burden of demonstrating that it is entitled to the requested modification in accordance with Federal Rule of Civil Procedure 60(b).
XXIV.TERMINATION

134.Request for Partial Termination. Defendants may serve upon Plaintiffs a Request for Partial Termination of the relevant Consent Decree requirements after making all payments required by Section VIII (Natural Resource Damages) and Section VI (Civil Penalty); paying any accrued stipulated penalties as required by Section XIII (Stipulated Penalties); complying with all applicable requirements under Section XII (Reporting Requirements); and demonstrating one of the following:
a.A three-year period of continuous satisfactory compliance with Section X (Specific Compliance Requirements); or
b.Completion of requirements in Section XI (Remediation Measures).

135.Request for Consent Decree Termination. Defendants may serve upon Plaintiffs a

Request for Consent Decree Termination after: (a) making all payments required by Section VIII (Natural Resource Damages) and Section VI (Civil Penalty); (b) paying any accrued stipulated penalties as required by Section XIII (Stipulated Penalties); (c) complying with all applicable requirements under Section XII (Reporting Requirements); and (d) meeting the requirements of Subparagraphs 134.a and 134.b.
136.Each Request for Partial Termination or Request for Consent Decree Termination must include all supporting documentation necessary to demonstrate compliance with applicable requirements of this Section XXIV (Termination).
137.Following receipt by Plaintiffs of any Request for Termination, the Parties shall confer informally concerning the Request and any disagreement that the Parties may have as to whether Defendants have satisfactorily complied with the requirements for partial or full termination of this Consent Decree. If the United States and the State agree that the Decree may be terminated in part or in full, the Parties shall submit, for the Court’s approval, a joint stipulation for partial or complete termination of the Decree, as applicable.
138.If the United States and the State do not agree that the Decree may be terminated in part or in full, Defendants may invoke Dispute Resolution under Section XV. However, Defendants shall not seek Dispute Resolution of any dispute regarding termination until 60 Days after service of its Request for Termination.

XXV.PUBLIC PARTICIPATION

139.This Consent Decree shall be lodged with the Court for a period of not less than 30 Days for public notice and comment in accordance with 28 C.F.R. § 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations indicating that the Consent Decree is inappropriate, improper, or inadequate. Defendants consent to entry of this Consent Decree without further notice and agree not to withdraw from or oppose entry of this Consent Decree by the Court or to challenge any provision of the Decree, unless the United States has notified Defendants in writing that it no longer supports entry of the Decree.
XXVI.SIGNATORIES/SERVICE

140.Each undersigned representative of Defendants and the State, and the Deputy Assistant Attorney General for the Environment and Natural Resources Division of the Department of Justice identified on the DOJ signature page below, certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind the Party he or she represents to this document.
141.This Consent Decree may be signed in counterparts, and its validity shall not be challenged on that basis. Defendants agree to accept service of process by mail with respect to all matters arising under or relating to this Consent Decree and to waive the formal service requirements set forth in Rules 4 and 5 of the Federal Rules of Civil Procedure and any applicable Local Rules of this Court including, but not limited to, service of a summons. Defendants need not file an answer to the complaint in this action unless or until the Court expressly declines to enter this Consent Decree.

XXVII.INTEGRATION

142.This Consent Decree constitutes the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in the Decree and supersedes all prior agreements and understandings, whether oral or written, concerning the settlement embodied herein. Other than deliverables that are subsequently submitted and approved pursuant to this Decree, the Parties acknowledge that there are no representations, agreements, or understandings relating to the settlement other than those expressly contained in this Consent Decree.
XXVIII.APPENDICES

143.The following Appendices are attached to and part of this Consent Decree: Appendix A: Maps of Existing Pipelines
Appendix B: Compliance-Focused Environmental Management System Elements Appendix C: Map of the Blacktail Creek Remediation Site
Appendix D: Ability to Pay Information Requests

XXIX.26 U.S.C. SECTION 162(f)(2)(A)(ii) IDENTIFICATION

144.For purposes of the identification requirement of Section 162(f)(2)(A)(ii) of the Internal Revenue Code, 26 U.S.C. § 162(f)(2)(A)(ii), and 26 C.F.R. § 162-21(b)(2), performance of Section III (Applicability), Paragraph 6; Section VIII (Natural Resource Damages), Paragraphs 20-22; Section IX (General Compliance Requirements), Paragraphs 26.a-26.c, 27-28; Section X (Specific Compliance Requirements), Paragraphs 31-60, 64, 67; Section XI (Remediation Measures), Paragraphs 68-70; Section XII (Reporting Requirements), Paragraphs 72-74, 76, 78; and Section XVI (Information Collection and Retention), Paragraphs 107-110; and the $1,000,000 paid pursuant to Section VIII (Natural Resource Damages), Paragraph 22, are

restitution, remediation, or required to come into compliance with law.

XXX.FINAL JUDGMENT

145.Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment of the Court as to the United States, the State, and Defendants.
Dated and entered this day of     , 2021

UNITED STATES DISTRICT JUDGE

The Undersigned Party Enters into this Consent Decree in United States of America and State of North Dakota v. Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC.

FOR THE UNITED STATES OF AMERICA

BRUCE S. GELBER
Deputy Assistant Attorney General Environment and Natural Resources Division
U.S. Department of Justice

Date    LAURA A. THOMS, Bar No. DC 488784
Senior Attorney
DEVON A. AHEARN, Bar No. CA 307275
Trial Attorney
Environmental Enforcement Section Environment & Natural Resources Division United States Department of Justice
P.O. Box 7611 Washington, D.C. 20044
Tel:    202-305-0260 (L. Thoms) 202-514-2717 (D. Ahearn)
Email: laura.thoms@usdoj.gov devon.ahearn@usdoj.gov

The Undersigned Party Enters into this Consent Decree in United States of America and State of North Dakota v. Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC.

FOR THE U.S. ENVIRONMENTAL PROTECTION AGENCY

Date    SUZANNE J. BOHAN
Assistant Regional Administrator Office of Enforcement, Compliance and Environmental Justice
U.S. Environmental Protection Agency, Region 8

Date    SHELDON H. MULLER
Senior Attorney
Legal Enforcement Program
Office of Enforcement, Compliance and Environmental Justice
U.S. Environmental Protection Agency, Region 8

The Undersigned Party Enters into this Consent Decree in United States of America and State of North Dakota v. Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC.

FOR THE U.S. ENVIRONMENTAL PROTECTION AGENCY

Date    [INSERT]
Assistant Administrator
Office of Enforcement and Compliance Assurance
U.S. EPA
Mail Code 2243A
1200 Pennsylvania Ave., N.W. Washington, D.C. 20460

Date    CATHLEEN GILLEN TIERNEY
Senior Attorney
Office of Enforcement and Compliance Assurance
U.S. EPA
Mail Code 2243A
1200 Pennsylvania Ave., N.W. Washington, D.C. 20460

The Undersigned Party Enters into this Consent Decree in United States of America and State of North Dakota v. Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC.

FOR THE STATE OF NORTH DAKOTA:

Date    WAYNE K. STENEHJEM
Attorney General
State Bar ID No. 03442 Office of Attorney General
600 East Boulevard Avenue, Dept. 125
Bismarck, ND 58505-0040

Date    MARGARET I. OLSON
Assistant Attorney General State Bar ID No. 06352 Office of Attorney General 500 North 9th Street Bismarck, ND 58501-4509

The Undersigned Party Enters into this Consent Decree in United States of America and State of North Dakota v. Summit Midstream Partners, LLC and Meadowlark Midstream Company, LLC.

FOR SUMMIT MIDSTREAM PARTNERS, LLC; MEADOWLARK MIDSTREAM COMPANY, LLC; and SUMMIT OPERATING SERVICES COMPANY, LLC:

Date

APPENDIX A

EXISTING PIPELINES MAPS

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APPENDIX B

COMPLIANCE-FOCUSED ENVIRONMENTAL MANAGEMENT SYSTEM ELEMENTS
United States, et al. v. Summit Midstream Partners, LLC, et al

1.Environmental Policy

a.This policy, upon which the EMS is based, must clearly communicate management commitment to achieving compliance with applicable federal, state, and local environmental statutes, regulations, enforceable agreements, and permits (hereafter, “environmental requirements”), minimizing risks to the environment from unplanned or unauthorized releases of hazardous or harmful contaminants, and continual improvement in environmental performance. The policy must also state management’s intent to provide adequate personnel and other resources for the EMS.

2.Organization, Personnel, and Oversight of EMS

a.Identifies and defines specific duties, roles, responsibilities, and authorities of key environmental staff in implementing and sustaining the EMS (e.g., could include position descriptions and/or performance standards for all environmental department personnel, and excerpts from others having specific environmental duties, and regulatory compliance responsibilities).

b.Includes organization charts that identify units, line management, and other individuals having environmental duties and regulatory compliance responsibilities.

c.Includes ongoing means of communicating environmental issues and information among the various levels and functions of the organization, to include all persons working for or on behalf of the organization (e.g., on-site service providers and contractors who function as de facto employees), and for receiving and addressing their concerns.

3.Accountability and Responsibility

a.Specifies accountability and environmental responsibilities of organization’s managers, and managers of other organizations acting on its behalf, for environmental protection and risk reduction measures, assuring compliance, required reporting to regulatory agencies, and corrective actions implemented in their area(s) of responsibility.

b.Describes incentive programs for managers and employees to perform in accordance with compliance policies, standards, and procedures.

c.Describes potential consequences for departure from specified operating

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procedures, including liability for civil/administrative penalties imposed as a result of noncompliance.

4.Environmental Requirements

a.Describes process for identifying potentially applicable environmental requirements; interpreting their applicability to specific operations, emissions, and waste streams; and effectively communicating those applicable environmental requirements to affected persons working for or on behalf of the organization.

b.Describes a process for developing, implementing and maintaining ongoing internal compliance monitoring to ensure that Pipeline Facility activities conform to applicable environmental requirements. Compliance monitoring shall include inspections and measurements, as appropriate.

c.Describes procedures for prospectively identifying and obtaining information about changes and proposed changes in environmental requirements, and incorporating those changes into the EMS (i.e., regulatory “change management”).

d.Describes a procedure for communicating with regulatory agencies regarding environmental requirements and regulatory compliance.

5.Assessment, Prevention, and Control

a.Identifies an ongoing process for assessing operations for the purposes of preventing, controlling, or minimizing reasonably foreseeable releases, environmental process hazards, and risks of noncompliance with environmental requirements. This process shall include identifying operations and waste streams where equipment malfunctions and deterioration, and/or operator errors or deliberate malfeasance, are causing, or have the potential to cause: (1) unplanned or unauthorized releases of hazardous or harmful contaminants to the environment, (2) a threat to human health or the environment, or (3) noncompliance with environmental requirements.

b.Describes process for identifying operations and activities where documented operating criteria, such as standard operating procedures (SOPs), are needed to prevent noncompliance or unplanned/unauthorized releases of hazardous or harmful contaminants, and defines a uniform process for developing, approving and implementing the documented operating criteria.

c.Describes a system for conducting and documenting routine, objective, self- inspections by department supervisors and trained staff, especially at locations identified by the process described in (a) above, to check for malfunctions, deterioration, worker adherence to operating criteria, unusual situations, and unauthorized or unplanned releases.

d.Describes a “management of change” process to ensure identification and

2

consideration of environmental requirements, the environmental aspects/impacts, and potential operator errors or deliberate malfeasance during planning, design, and operation of ongoing, new, and/or changing buildings, processes, equipment, maintenance activities, and products.

6.Environmental Incident and Non-Compliance Investigations

a.Describes standard procedures and requirements for internal and external reporting of environmental incidents and noncompliance with environmental requirements.

b.Establishes procedures for investigation, and prompt and appropriate correction of noncompliance. The investigation process includes root-cause analysis of identified problems to aid in developing the corrective actions.

c.Describes a system for development, tracking, and effectiveness verification of corrective and preventative actions.

7.Environmental Training, Awareness, and Competence

a.Identifies specific education and training required for organization personnel or those acting on its behalf, as well as process for documenting training provided

b.Describes program to ensure that organization employees or those acting on its behalf are aware of its environmental policies and procedures, environmental requirements, and their roles and responsibilities within the environmental management system.

c.Describes program for ensuring that personnel responsible for meeting and maintaining compliance with environmental requirements are competent based on appropriate education, training, and/or experience.

d.Identifies training on how to recognize operations and waste streams where equipment malfunctions and deterioration, and/or operator errors or deliberate malfeasance, are causing, or have the potential to cause: (1) unplanned or unauthorized releases of hazardous or harmful contaminants to the environment,
(2) a threat to human health or the environment, or (3) noncompliance with environmental requirements.

8.Environmental Planning and Organizational Decision-Making

a.Describes how environmental planning will be integrated into organizational decision-making, including plans and decisions on capital improvements, product and process design, training programs, and maintenance activities.

b.Requires establishing, on an annual basis, written targets, objectives, and action plans for improving environmental performance, by at least each operating organizational subunit with environmental responsibilities, as appropriate,

3

including those for contractor operations conducted at the Pipeline Facility, and how specified actions will be tracked and progress reported. Targets and objectives must include actions that reduce the risk of noncompliance with environmental requirements and minimize the potential for unplanned or unauthorized releases of hazardous or harmful contaminants.

9.Maintenance of Records and Documentation

a.Identifies the types of records developed in support of the EMS (including audits and reviews), who maintains them and, where appropriate, security measures to prevent their unauthorized disclosure, and protocols for responding to inquiries and requests for release of information.

b.Specifies the data management systems for any internal waste tracking, environmental data, and hazardous waste determinations.

c.Specifies document control procedures.

10.Pollution Prevention

a.Describes an internal process or procedure for preventing, reducing, recycling, reusing, and minimizing waste and emissions, including incentives to encourage material substitutions. Also includes mechanisms for identifying candidate materials to be addressed by the pollution prevention program and tracking progress.

11.Continuing Program Evaluation and Improvement

a.Describes a program for periodic (at least annually) evaluation of the EMS, which specifies a process for translating assessment results into EMS improvements. The program shall include communicating findings and action plans to affected organization employees or those acting on its behalf.

b.Describes a program for periodic audits (at least annually) of Pipeline Facility compliance with environmental requirements by an independent auditor(s). Audit results are reported to upper management and instances of noncompliance are addressed through the process described in element 6 above.

12.Public Involvement/Community Outreach

a.Describes a program for ongoing community education and involvement in the environmental aspects of the organization's operations and general environmental awareness.

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APPENDIX C

BLACKTAIL REMEDIATION SITE MAP

APPENDIX D

ABILITY TO PAY INFORMATION REQUESTS

I.July 27, 2020 Information Request

1.Summit Operating Services Company, LLC. Provide an updated version of the organizational chart provided in EPA308-0000055 that includes Summit Operating Services Company, LLC. Please identify the companies on the chart to which Summit Operating Services Company, LLC provides employees.

2.Financial statements. Provide audited financial statements from 2015 to the present, (including balance sheet, income statement, statement of cash flows, notes, auditor’s opinion, and any supplemental schedules) for the following companies:

a.Meadowlark Midstream Company, LLC;
b.Summit Midstream OpCo, LP;
c.Summit Midstream Holdings, LLC;
d.Summit Midstream Partners Holdings, LLC; and
e.Summit Midstream Partners, LLC

If audited statements are not prepared, unaudited statements are acceptable. If any statements are prepared on a consolidated basis, provide copies of all consolidating schedules.

3.Federal tax returns. Provide signed copies of the federal income tax returns from 2015 to the present, complete with all information submitted to the Internal Revenue Service for the following companies:

a.Meadowlark Midstream Company, LLC;
b.Summit Midstream OpCo, LP;
c.Summit Midstream Partners, LP;
d.Summit Midstream Holdings, LLC;
e.Summit Midstream Partners Holdings, LLC; and
f.Summit Midstream Partners, LLC
Note that if a company does not file federal income taxes, submit copies of the tax returns filed by the entity or individual for which the tax consequences of the company are reflected.

4.Projections. Provide all documents prepared since January 1, 2019 that relate to the following companies’ future financial performance, including projected financial performance presented in solicitations seeking additional debt and/or equity financing:

a.Meadowlark Midstream Company, LLC;
b.Summit Midstream OpCo, LP;
c.Summit Midstream Partners, LP;
d.Summit Midstream Holdings, LLC;
e.Summit Operating Services Company, LLC;
f.Summit Midstream Partners Holdings, LLC; and
g.Summit Midstream Partners, LLC

Relevant documents should include but not be limited to Excel spreadsheets in fully executable format complete with all metadata, formulas and linkages to other spreadsheets together with any linked spreadsheets; presentations to Boards; presentations to current or prospective debtholders, presentations to current or prospective equity holders, and memoranda.

5.Board/Member Presentations. Provide all materials provided to the Boards and/or equity holders relating to the January 2015 pipeline rupture for the following companies:

a.Meadowlark Midstream Company, LLC;
b.Summit Midstream OpCo, LP;
c.Summit Midstream Partners, LP;
d.Summit Midstream Holdings, LLC;
e.Summit Operating Services Company, LLC;
f.Summit Midstream Partners Holdings, LLC; and
g.Summit Midstream Partners, LLC.

6.Debt agreements. Provide copies of all debt agreements, both intercompany and third-party, to which the following companies currently are a party:

a.Meadowlark Midstream Company, LLC;
b.Summit Midstream OpCo, LP;
c.Summit Midstream Partners, LP;
d.Summit Midstream Holdings, LLC;
e.Summit Operating Services Company, LLC;
f.Summit Midstream Partners Holdings, LLC; and
g.Summit Midstream Partners, LLC.

Provide all appendices, attachments, and any other related materials, as well as any amendments to each debt agreement. Describe the current status of each debt agreement, including the amount outstanding, the collateralized assets, and the amount owed on and frequency of debt service payments.

7.Information provided to Debtholders. Provide all information provided to current or prospective debtholders from January 2015 to the present for the following companies:

a.Meadowlark Midstream Company, LLC;
b.Summit Midstream OpCo, LP;
c.Summit Midstream Partners, LP;
d.Summit Midstream Holdings, LLC;
e.Summit Operating Services Company, LLC;
f.Summit Midstream Partners Holdings, LLC; and
g.Summit Midstream Partners, LLC.

8.Intercompany Transactions. Describe all transactions that have occurred between Meadowlark Midstream Company, LLC and any affiliate since January 1, 2015 and provide:

a.For affiliate, brief description of the nature of the relationship with Meadowlark Midstream Company LLC, nature of the transactions, and dates of the transactions; and
b.Intercompany agreement governing the transactions, complete with all attachments, updates, and addenda. If written agreements do not exist, describe all material terms of the agreement.

For purposes of this question, affiliates include (i) entities owning equity in Meadowlark Midstream Company LLC directly or indirectly, (ii) entities owned in whole or in part by Meadowlark Midstream Company LLC, directly or indirectly, (iii) entities with substantially the same legal or beneficial ownership as Meadowlark Midstream Company LLC, and (iv) entities directed or managed by persons who are either themselves directors, officers, or members of Meadowlark Midstream Company LLC, or who are related to directors, officers, or members of Meadowlark Midstream Company LLC.

9.Insurance. For any claim made with insurers in connection with the pipeline rupture into Blacktail Creek that was reported in January 2015, provide:

a.All summaries of the status of the claims;
b.A description of each claim including but not limited to the insurer, policy number, policy holder, type of insurance policy, coverage sought, disposition of claim, date of settlement, coverage paid, and current status; and
c.Copy of insurance policy complete with all attachments, updates, and addenda.

10.Compensation. For each year from 2015 to the present, whether employed directly or through Summit Operating Services Company, LLC or its predecessor, provide for of the five most highly compensated employees (including officers) of Meadowlark Midstream Company, LLC; Summit Midstream OpCo, LP; Summit Midstream Partners, LP; Summit Midstream Holdings, LLC; Summit Midstream Partners Holdings, LLC; and Summit Midstream Partners, LLC:

a.Name, title, and brief description of responsibilities;
b.Employer; and
c.Salary, bonus, perquisites, and total compensation.

II.December 11, 2020 Request

1.Complete “Marmon Follow Up Slides” presentation and underlying model.

a.Provide a complete version of the presentation from which the “Marmon Follow Up Slides” originated.

b.Provide the model used to generate SMLP’s financial projections (e.g., the “Detailed Financial Outlook” projections presented on slides 2 and 31 to 33 of the “Marmon Follow Up Slides v_4” presentation). Provide a fully executable version of the model in excel, complete with all tabs, formulas, links, and linked spreadsheets (also in fully executable format).

2.Board materials.

a.Provide all materials provided to the Board of Directors since the Q2 2020 meeting regarding SMLP’s financial condition and outlook to the present.

b.Provide a fully executable version of the excel model used to generate the most recent materials provided to the Board of Directors, complete with all tabs, formulas, links, and linked spreadsheets (also in fully executable format).

3.Materials provided to debtholders (including parties to negotiations regarding the revolving credit agreement).

a.Provide all correspondence, information, presentations, and any other materials provided or presented to all debtholders from May 29, 2020 to the present.

b.Provide an executable version of the most recent excel model presented to debtholders, complete with all tabs, formulas, links, and linked spreadsheets (also in fully executable format).

III.March 5, 2021 Request

1.Current version of Summit’s financial projection model.

2.Current version of any financial guidance or projections that Summit has generated for years 2023-2025.

3.Correspondence with Summit’s prospective lenders or any other documentation that supports Summit’s projection of likely total net debt to EBITDA ratio in Summit’s future revolving credit facility.